Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is dated as of May 16, 2016 (the “Effective Date”)

BETWEEN:

SEASPAN CORPORATION (the “Company”)

AND:

GERRY WANG (the “Executive”)

WHEREAS:

A.	The Executive has served since 2000 and, pursuant to an Amended and Restated Executive Employment Agreement dated as of December 7, 2012 and further amended as of August 19, 2014 and extended in duration by side letters on or subsequent to March 30, 2016 (as amended, the “Original Agreement”), is presently serving as the Company’s Chief Executive Officer (“CEO”) and Co-Chairman.

B.	The Company and the Executive desire to enter into this Agreement to supersede the Original Agreement and govern the terms of the Executive’s employment with the Company in all respects from and after the Effective Date.

NOW, THEREFORE in consideration of the terms and conditions set forth below, and other good and valuable consideration, the receipt and sufficiency of which is acknowledged by the parties, the parties hereto agree as follows:

1. DEFINITIONS

1.1 In this Agreement:

“Affiliate” means, with respect to any Person, any Person who owns or controls, is owned or controlled by, or is under common ownership or control with, such Person. As used in this definition, “control” or “controlled” means, with respect to any Person, the right to elect or appoint, directly or indirectly, a majority of the directors of such Person or a majority of the Persons who have the right, including any contractual right, to manage and direct the business, affairs and operations of such Person, or the possession of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

“Agreement” means this Executive Employment Agreement between the Company and the Executive.

“Applicable Law” means, with respect to any Person, all statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions affecting such Person, such Person’s assets or the securities of such Person, whether now or hereafter enacted and in force.

“Applicable Measurement Period” has the meaning ascribed to such term in Section 4.6(b).

“Benefits” means insured benefit plans and other employee welfare benefits consistent with the policies of the Company customarily applicable to senior executives of the Company; provided, however, that Benefits shall exclude all bonus, retention, equity or equity related, retirement or similar benefit plans or benefits.

“Board” means the Board of Directors of the Company.

“Business” means the business of the Company of owning, chartering (in or out) or re-chartering and/or managing Container Vessels and any other lawful act or activity customarily conducted by the Company in conjunction therewith.

“CEO” means the Company’s Chief Executive Officer.

“Change of Control” means:

(a)	the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Company’s assets;

(b)	an order made for, or the adoption by the Board of a plan of, liquidation or dissolution of the Company;

(c)	if at any time (including as a result of the consummation of any merger, consolidation or otherwise) that (i) any “person” (as such term is used in Section 13(d)(3) of the U.S. Securities Exchange Act of 1934, as amended) is the beneficial owner, directly or indirectly, of more than 35% of the Company’s voting securities, measured by voting power rather than number of shares and (ii) no other person is then the beneficial owner, directly or indirectly, of more of the Company’s voting securities, measured by voting power rather than number of shares than such initial person; and, provided, further, that aggregate beneficial ownership by Dennis Washington, members of his immediate family or any their respective Affiliates or associates (collectively, the “Washington Group”) and/or the Executive, Graham Porter, members of their immediate families or any of their respective Affiliates or associates, in each case of more than 35% of the Company’s voting securities shall be deemed not to constitute a Change of Control for purposes of this Agreement unless the Washington Group acquires aggregate beneficial ownership of 90% or more of the Company’s voting securities, in which case such ownership shall be deemed to constitute a Change of Control;

(d)	if, at any time, the Company becomes insolvent, admits in writing its inability to pay its debts as they become due, commits an act of bankruptcy, is adjudged bankrupt or declares bankruptcy or makes an assignment for the benefit of creditors, or makes a proposal or similar action under the bankruptcy, insolvency or other similar laws of the Marshall Islands or any applicable jurisdiction or commences or consents to proceedings relating to it under any reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction;

(e)	a change in directors after which a majority of the members of the Board are not Continuing Directors; or

(f)	the consolidation of the Company with, or the merger of the Company with or into, any “person”, or the consolidation of any “person” with, or the merger of any “person” with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding common shares of the Company are converted into or exchanged for cash, securities or other property or receive a payment of cash, securities or other property, other than any such transaction where the Company’s voting stock outstanding immediately prior to such transaction is converted into or exchanged for voting stock of the surviving or transferee “person” constituting a majority of the outstanding shares of such voting stock of such surviving or transferee “person” immediately after giving effect to such issuance.

“Change of Control Date Unvested PSU Shares” means a number of shares of Common Stock equal to the result of dividing (a) the Change of Control Date Unvested PSU Valuation by (b) the Fair Market Value on the date of the applicable Change of Control (or, if later, the first full trading day following the public disclosure of the occurrence of the Change of Control), with such result rounded up to the nearest whole share.

“Change of Control Date Unvested PSU Valuation” means, as of a Change of Control, the net present value (as determined by Radford or such other valuation expert mutually selected by the parties using a methodology substantially identical to that used by the Company in determining Grant Date Fair Value) of each tranche of Performance Stock Units that has not vested as of the date of such Change of Control after giving effect to accelerated vesting pursuant to Section 5.5.

“Claims” means the claims described in Section 5.4.

“Common Stock” means the Class A common shares of the Company, par value $0.01 per share.

“Company” means Seaspan Corporation, a Marshall Islands corporation, or any successor to its business and/or assets as provided in Section 10.3.

“Compensation Committee” means the Compensation Committee of the Board.

“Confidential Information” has the meaning ascribed to such term in Section 6.3.

“Container Vessel” means an ocean-going vessel, having a capacity equal to or greater than 1,000 Twenty-Foot Equivalent (teu) Units, specifically constructed to transport containerized cargo.

“Continuing Directors” means, as of any date of determination, any member of the Board who either (i) was a member as of the Effective Date or (ii) was nominated for election or appointment to the Board with the approval of the majority of the members of the Board who either were members of the Board as of the Effective Date or whose nomination or election was previously so approved.

“Declined Investment Opportunity” means any investment or business opportunity relating to the Business proposed by the Executive to the Company pursuant to Section 8.2 of this Agreement for consideration by the Board on behalf of the Company (or any committee of the Board authorized to approve or reject such investment opportunity) and which opportunity is declined by the Board on behalf of the Company or any such committee or not pursued by the Company as provided in Section 8.2 of this Agreement, provided that such investment by or business opportunity pursued thereafter by the Executive or his Affiliates is made or pursued on the same material terms and conditions as was offered to the Board or such committee thereof.

“Disability” means the Executive has one or more illnesses or injuries that have rendered the Executive incapable (mentally, physically or otherwise) of substantially performing the Services on a full-time basis for a period of one hundred twenty (120) consecutive calendar days or a total of one hundred eighty (180) calendar days in any 12-month period, as determined by a physician mutually chosen by the parties.

“Disability Term” has the meaning ascribed to such term in Section 5.3(b).

“Dispose” (including, as applicable, the term “Disposition”) means to (i) offer, agree or offer to sell, sell, grant an option for the purchase or sale of, transfer, assign, distribute or otherwise dispose of, or (ii) establish any “put equivalent position” or liquidate or decrease any “call equivalent position”, or otherwise enter into any swap, derivative or other transaction or arrangement that transfers to another, in whole or in part, any economic consequence of ownership, regardless of whether such transaction is to be settled by delivery of securities, cash or other consideration.

“Effective Date” has the meaning ascribed to such term in the recitals to this Agreement.

“Employment Period” means the period from the Effective Date to the Termination Date.

“Entity” means any corporation, limited liability company, partnership, limited partnership, limited liability partnership, joint venture, trust, business trust, organization, firm, unincorporated association, estate or other legal entity.

“Execution Date” means, with respect to any Newbuild Contract or Purchase or Sale Contract, the date on which such contract is entered into.

“Executive” means Gerry Wang.

“Fair Market Value” means, as of any applicable date, the last reported sales price for a share of Common Stock on the New York Stock Exchange (or such other national securities exchange which constitutes the principal trading market for the Common Stock) for the applicable date as reported by such reporting service; provided, however, that if the Common Stock shall not have been quoted or traded on such applicable date, Fair Market Value shall be determined based on the next preceding date on which they were quoted or traded.

“Fee Agreement” means the Fee Agreement dated as of the date hereof between the Company and the Executive.

“GAAP” means United States Generally Accepted Accounting Principles, consistently applied.

“Good Reason” means the occurrence of any of the following events without (except as provided below) the written consent of the Executive:

(a)	any reduction in the Executive’s Salary under this Agreement;

(b)	any material breach by the Company of this Agreement;

(c)	the Executive being assigned duties and responsibilities materially inconsistent with those normally associated with his position or there being any material change in the Executive’s title or reporting hereunder (including, for greater certainty and for so long as the Executive serves on the Board, with respect to the Executive’s position as Co-Chairman of the Board), provided that any appointment of a President and/or Chief Operating Officer contemplated in Section 2.2 will not, in and of itself, constitute Good Reason;

(d)	the Company changing its primary purpose from the Business as presently carried on by the Company;

(e)	the occurrence of a winding up, dissolution or liquidation of the Company;

(f)	the Company assigning this Agreement in violation of Section 10.3; or

(g)	a Change of Control of the Company;

provided that the Executive terminates his employment for Good Reason hereunder within one hundred twenty (120) days from the date that he has actual notice of such reduction, change, material breach, transfer or event.

“Grant Date Fair Value” means the value of an award on the applicable date of grant, as such value is determined for accounting purposes by Radford or such other valuation expert mutually selected by the Parties, consistent with the methodology employed by the Company in accordance with GAAP and ASC 718.

“Greater China Investments” means collectively and respectively (i) Greater China Industrial Investments LLC, (ii) Greater China Intermodal Investments LLC, (iii) each direct or indirect Subsidiary of the foregoing entities in (i) or (ii), (iv) any other Person in which any of the aforesaid entities in (i), (ii) or (iii) have made a direct or indirect investment, and (v) the successor entities of the entities in (i), (ii) and (iii).

“Housing Allowance” has the meaning ascribed to such term in Section 4.8.

“Indemnitor” has the meaning ascribed to such term in Section 9.1.

“Involuntary Termination Event” has the meaning ascribed to such term in Section 4.3(g).

“Just Cause” means conduct of the Executive that constitutes just cause to terminate the Executive’s employment without any notice or compensation in lieu of notice at common law, and represents the occurrence or existence of any of the following events:

(a)	the Executive’s gross negligence in performing the Services or the Executive’s willful, material and continuing failure to comply with any lawful material directive of the Board, which directive is not inconsistent with this Agreement, provided that written notice stating the basis for the termination is provided to the Executive and the Executive is given at least thirty (30) days to cure the neglect or conduct that is the basis of such claim and, if the Executive fails to cure such neglect or conduct (or such neglect or conduct is incurable), the Executive shall have an opportunity to be heard before the full Board (at which the Executive may be accompanied and represented by counsel) and, after such hearing, there is a majority vote of all members of the Board (excluding the Executive) to terminate the Executive’s employment for Just Cause which vote is communicated to the Executive in writing;

(b)	the Executive’s willful, material and continuing breach of this Agreement, provided that written notice stating the basis for the termination is provided to the Executive and the Executive is given at least thirty (30) days to remedy the breach that is the basis of such claim and, if the Executive fails to remedy such breach (or such breach cannot be remedied), the Executive shall have an opportunity to be heard before the full Board (at which the Executive may be accompanied and represented by counsel) and, after such hearing, there is a majority vote of all members of the Board (excluding the Executive) to terminate the Executive’s employment for Just Cause which vote is communicated to the Executive in writing;

(c)	the Executive having been convicted of, or having entered a guilty plea or settlement admitting guilt for, any crime, which commission, conviction, plea or settlement results in a Material Adverse Effect except where the Executive has been convicted of (or pleads nolo contendere to) a crime relating to environmental or shipping laws absent an intentional criminal act by the Executive; or

(d)	the Executive having been the subject of any order, judicial or administrative, obtained or issued by a securities commission, for, any securities violation involving fraud or other moral turpitude, which results in a Material Adverse Effect;

provided that the Company terminates the Executive’s employment within one hundred twenty (120) days from the date the Company has actual notice of such gross negligence, failure, breach, order or event.

“Material Adverse Effect” means a material consequential negative effect on the financial conditions or operations of the Company, or a materially injurious and continuing effect on the reputation of the Company.

“Newbuild Contract” has the meaning ascribed to such term in Section 4.3(a).

“Original Agreement” has the meaning ascribed thereto in the recitals to this Agreement.

“Passive Investments” means any investment by a Person in any Entity pursuant to which (i) such Person does not have the right or ability to (A) exercise control over such Entity, (B) appoint, elect or designate any director of any Entity (or other Person performing a similar function) in connection with such investment or (C) veto or block any material transaction effected by any Entity in which such investment is made (other than veto or blocking rights held by all holders of any class or series of equity or debt securities of such Entity, provided, that such Person does not own or control a majority of such class or series of equity or debt securities or hold a number of such securities sufficient to allow such Person to control any determination relating to any such veto or blocking right) and (ii) such Person in the aggregate, directly or beneficially, owns less than 15% of the voting stock or other equity interests then outstanding (whether voting or nonvoting) of such Entity. For the avoidance of doubt, an investment with respect to which (a) a Person or its Affiliate serves as a member of the Entity’s board of directors, board of managers or similar governing body (in each case, other than Permitted Service), or otherwise serves as a consultant or paid advisor to such Entity, or (b) a Person, together with its Affiliates, owns 15% or more of the voting stock or other equity interests then outstanding (whether voting or nonvoting) of such Entity, is not a Passive Investment for purposes of this Agreement.

“Performance Bonus” has the meaning ascribed to such term in Section 4.2.

“Performance Cash” has the meaning ascribed to such term in Section 4.2.

“Performance Objectives” has the meaning ascribed to such term in Section 4.2.

“Performance Shares” has the meaning ascribed to such term in Section 4.2.

“Performance Stock Units” has the meaning ascribed to such term in Section 4.6(b).

“Permitted Service” means service as a member of the board of directors, board of managers or similar governing bodies of, Entities other than the Company and its Subsidiaries, (x) with respect to Entities whose business is within the scope of the Business as conducted by the Company, subject to the prior approval of a majority of the Board, unless (i) such service is in connection with a Declined Investment Opportunity or (ii) subject to Section 2.3, such service is with respect to Greater China Intermodal Investments LLC and/or its Subsidiaries and is consistent with such service provided by the Executive to such Persons as of the date of this Agreement, in which case of subclauses (i) and (ii), no such approval shall be required, and (y) with respect to Entities whose business is outside the scope of the Business as conducted by the Company.

“Person” means any individual or Entity.

“Post-Termination Transactions” has the meaning ascribed to such term in Section 4.3(h).

“PSU Grant Date Price” means the closing price of the Common Stock on the grant date of the Performance Stock Units.

“Purchase or Sale Contract” has the meaning ascribed to such term in Section 4.3(a).

“Release” has the meaning ascribed to such term in Section 5.4.

“Restricted Stock Units” has the meaning ascribed to such term in Section 4.6(a).

“Salary” has the meaning ascribed to such term in Section 4.1.

“SC Trading Average” means, as of a given date, the volume-weighted, average trading price of Common Stock for the 20 trading days immediately preceding such date.

“Services” means those services set out in Section 2.2.

“Severance Payment” means an amount equal to the product of (a) 3.0 multiplied by (b) the sum of (i) the Salary as of the time of the Termination Date, (ii) US$1,200,000 and (iii) US$250,000.

“Severance Payment Period” has the meaning ascribed to such term in Section 5.1(b).

“Stock Ownership Amount” has the meaning ascribed to such term in Section 4.11.

“Subsidiary” means, with respect to any Person, any other Person more than fifty (50%) percent of the voting power of which is held, directly or indirectly, by such first Person and/or any of such first Person’s Subsidiaries, or over which such Person either directly or indirectly exercises Control (including (i) any limited partnership of which such first Person, directly or indirectly, is the general partner or otherwise has the power to direct or cause the direction of the management and policies thereof and (ii) any limited liability company of which such first Person, directly or indirectly, is the managing member or otherwise has the power to direct or cause the direction of the management and policies thereof).

“Term” has the meaning ascribed to such term in Section 3.1.

“Termination Date” means the effective date of the Executive’s termination of employment hereunder in accordance with Section 5.

“Termination Date Unvested PSU Shares” means a number of shares of Common Stock equal to the result of dividing (a) the Termination Date Unvested PSU Valuation by (b) the Fair Market Value on the applicable Termination Date, with such result rounded up to the nearest whole share.

“Termination Date Unvested PSU Valuation” means, as of an applicable Termination Date, the net present value (as determined by Radford or such other valuation expert mutually selected by the parties) of each tranche of Performance Stock Units for which, as of such Termination Date, the Fair Market Value of the Common Stock has not equaled or exceeded the applicable Threshold Price for the Applicable Measurement Period and assuming no forfeiture of such Performance Stock Units as otherwise specified pursuant to this Agreement.

“Tranche 1 Threshold Price”, “Tranche 2 Threshold Price”, “Tranche 3 Threshold Price”, “Tranche 4 Threshold Price” and “Tranche 5 Threshold Price” have the respective meanings ascribed to such terms in Section 4.6(b), and are collectively referred to as “Threshold Prices”.

“Transaction” means a transaction effected pursuant to a Newbuild Contract or a Purchase or Sale Contract.

“Transaction Fee” has the meaning ascribed to such term in Section 4.3(a).

“Transaction Fee Payment Date” has the meaning ascribed to such term in Section 4.3(b).

“Transaction Fee Shares” has the meaning ascribed to such term in 4.3(b).

“Transaction Services” means the following services:

(a)	identifying, negotiating and securing opportunities for the Company or its controlled Affiliates to acquire or to construct vessels, and negotiating and carrying out the purchase of both new and used vessels;

(b)	identifying, negotiating and securing potential divestitures or dispositions of any of the Vessel Assets;

(c)	negotiating Newbuild Contracts and related specifications and documentation; and

(d)	negotiating Vessel purchase and sale agreements and related documentation.

“Vacation” means the Executive’s entitlement to paid vacation during the Employment Period set out in Section 4.4(c).

“Vessel Assets” means the Vessels and any assets that are customarily owned or operated in conjunction with the Vessels, in each case.

“Vessels” means the Container Vessels owned or leased by the Company or any of its controlled Affiliates from time to time and “Vessel” means any one of them.

Any term in this Agreement set out in initial capital letters which term is not otherwise defined in this Agreement shall have the meaning ascribed to such term in the Original Agreement.

2. POSITION AND SERVICES

2.1 Employment by the Company

The Company will continue to employ the Executive, and the Executive will serve the Company during the Employment Period, on the terms and conditions set out herein.

2.2 Appointment as CEO and Co-Chairman of the Company

Subject to Section 2.5, during the Employment Period the Executive will hold the positions of CEO and Co-Chairman of the Company and will have the powers and authorities customarily associated with such offices, will perform the duties and responsibilities normally or usually associated with the positions of CEO and Co-Chairman of the Company and will perform such other duties as may from time to time reasonably be delegated to the Executive by the Board (the “Services”) consistent with Section 2.4. Without limiting the foregoing, following advance notice to and consultation with and upon the recommendation of the Executive, the Board may appoint a President and/or Chief Operating Officer and delegate to such officers such duties and responsibilities as the Board determines in good faith. The Executive will perform the Services competently, efficiently and with due care and, except as provided in Sections 2.3 and 2.4 but subject to applicable fiduciary duties as an officer and director of the Company, the Executive will act in the best interest of the Company.

2.3 Acknowledgement of Other Services and Interests

The Company hereby acknowledges and accepts that, provided the Executive does not devote any managerial time or attention (other than in respect of Greater China Intermodal Investments LLC and/or its Subsidiaries and on a basis that is consistent with such time and attention devoted by the Executive to such Persons as of the date of this Agreement) to any activities that compete with the Company, (a) the Executive is serving or may serve (i) with respect to Tiger Management Limited and its Affiliates and as long as Graham Porter controls Tiger Management Limited or such Affiliates, in one or more of the following positions with Tiger Management Limited or its Affiliates: director, manager, officer, employee, advisor or consultant, and (ii) with respect to Greater China Investments, in such positions in which the Executive serves as of the date of this Agreement; (b) the Executive has invested, owned or held and may invest and own or hold equity interests in Greater China Investments or, as long as Graham Porter controls Tiger Management Limited and such Affiliates, in Tiger Management Limited and its Affiliates; and (c) the Executive may, directly or indirectly, make, keep, maintain, hold, exchange, convert or otherwise Dispose of any investment acquired which is a Declined Investment Opportunity. Such activities, as set out above in this Section 2.3 but subject to Section 2.4, shall not constitute a breach of this Agreement. Notwithstanding anything to the contrary, however, nothing in this Agreement shall limit in any respect the fiduciary duties of the Executive as an officer and director of the Company, except as expressly set forth in Section 8.2 with respect to the Executive and Declined Investment Opportunities.

2.4 Devotion of Time

Notwithstanding anything to the contrary, the Executive will devote such portion of his normal business time and attention to the Services as is reasonably necessary for the conduct thereof and, subject to his time and attention given to Greater China Investments, consistent with the amount of time and attention the Executive heretofore devoted to his services to the Company and in connection with and to Greater China Investments, respectively.

2.5 Location of Offices

The Company maintains offices at a location in Hong Kong. During the Employment Period, the Executive shall be based in either Hong Kong or in such other jurisdiction as the Company and the Executive may mutually agree.

2.6 Resignation of Director Status

If at any time upon or following delivery of a notice under Section 5.1(a)(i) or 5.2(a)(ii) of this Agreement, the Board requests that the Executive tender his resignation as a director of the Company, the Executive shall tender his resignation with immediate effect.

3. TERM

3.1 Term

The term of the Executive’s employment pursuant to this Agreement shall be the period from and including the Effective Date to and including May 31, 2021, unless earlier terminated pursuant to the terms of this Agreement (the “Term”).

3.2 Termination During Term

Notwithstanding any other provision contained in this Agreement, the employment of the Executive under this Agreement may be terminated in accordance with Section 5 at any time.

4. COMPENSATION AND BENEFITS

4.1 Salary

During the Employment Period, the Company will pay to the Executive an annual salary of US$1,200,000 (one million two hundred thousand United States dollars) (the “Salary”), less appropriate deductions and withholdings, payable on not less than a monthly basis, in accordance with the Company’s customary payroll practices for executive salaries. The Board (or an appropriate committee thereof) will review the Salary from time to time during the Employment Period and may, in its sole discretion, increase the Salary. The Salary, as increased, may not be reduced without the written consent of the Executive.

4.2 Performance Bonus

(a)	Each year during the Term the Executive shall be entitled to receive an annual performance bonus (the “Performance Bonus”) with a target amount of US$1,200,000 (one million two hundred thousand United States dollars) based upon the attainment of performance objectives (the “Performance Objectives”) for such year to be mutually agreed upon by the Executive and the Company in good faith by June 30, 2016 and March 31, 2017, March 31, 2018, March 31, 2019, March 31, 2020 and March 31, 2021 with respect to the years ending December 31, 2016, 2017, 2018, 2019, 2020 and 2021, respectively. The Board (or an applicable committee thereof) shall determine attainment of the Performance Objectives and the amount of the payment Executive shall receive with respect to the Performance Bonus for a given year (or portion thereof) in its sole discretion. The amount of the Performance Bonus for any partial year shall be appropriately pro rated to the target annual bonus amount.

(b)	The Performance Bonus shall be paid in either in cash (the “Performance Cash”) or in fully vested shares of Common Stock (the “Performance Shares”), or both, all as determined from time to time by and in such proportions (as between Performance Cash and Performance Shares) determined from time to time by the Executive, with the number of Performance Shares based upon the SC Trading Average as of December 31st of the applicable year (or as of May 31, 2021, with respect to the period then ending). The Performance Cash will be paid in a lump sum, and the Performance Shares shall be issued and delivered, in each case promptly following determination of the amount of the Performance Bonus by the Board (or an applicable committee thereof) but in no event later than March 31st of the year following the year it was earned (or August 31, 2021, with respect to the period ending May 31, 2021).

(c)	Subject to Section 5, the Executive must remain continuously employed by the Company and its Affiliates on December 31st of each applicable performance year to receive a Performance Bonus; provided, however, that, with respect to any prorated bonus with respect to a partial calendar year ending upon the expiration of this Agreement, such employment must continue through such expiration date with respect to the Performance Bonus relating to such partial year.

4.3 Transaction Fees

(a)

In the event that during the Employment Period the Company (or one of its controlled Affiliates) enters into any definitive, legally-binding agreement providing for (i) the construction of a Vessel (a “Newbuild Contract”) or (ii) the purchase, acquisition or sale of any Vessel ((x) including, in the case of a sale or purchase transaction, whether such transaction is effected as an acquisition or disposition of such assets directly or of the equity of an entity owning such assets or otherwise but (y) in all cases excluding any (A) transactions that are not recorded as an acquisition, sale or disposition, as the case may be, of assets on the Company’s consolidated audited financial statements prepared in accordance with GAAP and (B) any lease or sale-leaseback transactions (including any related purchase or sale right or obligations) that the Board’s compensation committee determines in good faith to represent primarily a financing transaction) (a “Purchase or Sale Contract”), the Executive shall, subject to the other terms of this Section 4.3, be entitled to a fee (a “Transaction Fee”) in the amount of one and a quarter (1.25%) percent of the aggregate consideration payable by or to the Company (or the controlled Affiliate) pursuant to such Newbuild Contract or Purchase or Sale Contract, as applicable. For the avoidance of doubt, the aggregate consideration payable pursuant to any Purchase or Sale Contract for purposes of calculating the Transaction Fee hereunder shall include (x) with respect to any asset acquisition by the Company, the amount of the purchase price for the assets allocated by the Company to the applicable Vessel or Vessels (or, if the Company is the seller, the aggregate amount of any debt with respect to the Vessel assumed by the buyer in connection with such transaction) and (y) with respect to any merger, stock purchase or similar acquisition, the aggregate amount of debt with respect to the applicable Vessel or Vessels which is assumed by the buyer in connection with such transaction but shall, with respect to this clause (y), exclude any debt or other financing not directly related to the Vessel. The Executive agrees that he will not accept any payment to or on behalf of the Executive by the applicable ship builder or Vessel purchaser or seller, as applicable, with respect to any transaction. Notwithstanding any provision of this Agreement to the contrary: (1) the Transaction Fee is not and shall not be regarded for any purpose as salary, wages, benefits nor employment remuneration on any account, but shall be regarded as wholly separate and apart therefrom and solely as business income to the Executive; and (2) the Transaction Services are not and shall not be regarded as being rendered by the Executive as an employee of the Company, nor in his capacity as an officer of the Company, nor by virtue of his office at the Company, but as business services independently rendered to the Company by the Executive. The Company will make the appropriate withholdings and deductions on the basis the Transaction Fees constitute business income (and not salary, wages, benefits or employment remuneration) to the Executive. Notwithstanding anything to the contrary (including, without limitation, Article 9 of this Agreement), the Executive agrees to be fully responsible for and to pay when due and shall indemnify, defend and hold harmless the Company (and its agents, employees, officers, and directors) from and against, any and all domestic and foreign federal, state, provincial and local taxes, withholdings or contributions, including interest and penalties thereon and additions thereto, and for costs and expenses (including attorney’s fees), with respect to the Company making its withholdings and deductions on this basis on any and all Transaction Fees payable. The Transaction Fees shall be paid pursuant to this Section 4.3 regardless of whether the Transaction was proposed or recommended by the Executive, an Affiliate or any third party.

(b)	Subject to Section 5, the Transaction Fee shall be payable by the Company (i) with respect to a Newbuild Contract, incrementally and concurrently with each installments payment made by the Company (or the controlled Affiliate) under such Newbuild Contract and (ii) with respect to a Purchase or Sale Contract, on the applicable closing date of the Vessel purchase or sale thereunder (each a “Transaction Fee Payment Date”). The Transaction Fees shall be paid in either (i) cash or (ii) a combination of cash and up to fifty (50%) percent shares of Common Stock (“Transaction Fee Shares”) as determined by the Company in its sole discretion. The number of Transaction Fee Shares to be granted shall be based upon the SC Trading Average as of the applicable Transaction Fee Payment Date. The Transaction Fee Shares shall be fully vested on the date of grant. If any Vessel subject to a Newbuild Contract is not delivered from the shipyard for any reason beyond the Company’s reasonable control, the Executive shall promptly repay to the Company the aggregate value as determined under this Section 4.3 of all Transaction Fees (whether paid in cash or in Transaction Fee Shares) paid to the Executive with respect to such Vessel, and the Company shall have no further obligation to pay any Transaction Fees to the Executive with respect to such Vessel transaction. Any repayment to be made by the Executive pursuant to the immediately preceding sentence shall be made in cash and/or Transaction Fee Shares, in the same proportions as the applicable Transaction Fee in was paid to the Executive, with the parties acknowledging that the market risk in regard to the value of such Transaction Fee Shares subsequent to such initial payment and to the date of repayment, shall be borne by the Company.

(c)	Subject to Section 5 and Section 4.3(h), the Executive must be employed by the Company or an Affiliate on the applicable Execution Date but need not be so employed on the Transaction Fee Payment Date to receive payment of the Transaction Fees in accordance with this Section 4.3.

(d)	In no event shall any Transaction Fee be payable in connection with (i) the transactions resulting in a Change of Control or (ii) any acquisition by the Company of any Vessel if the Executive, any immediate family members of the Executive and/or any of their respective Affiliates have any direct or indirect ownership interest in the Vessel exceeding 5% in the aggregate. Following a Change of Control, the Executive shall continue to receive Transaction Fees (with respect to Transactions occurring prior to and following the Change of Control) in accordance with this Section 4.3.

(e)	Notwithstanding anything to the contrary, the amount of the Transaction Fee payable in connection with a Transaction shall be reduced (i) (but not below zero) by the amount of any similar fee paid by the Company in connection with such Transaction to (A) an investment banking firm of nationally-recognized standing in North America, Asia or Europe, which firm is retained with the approval of the Board, including in such approval a majority of the independent members of the Board, or (B) in the case only of the sale of a Vessel by the Company or by a controlled Affiliate of the Company, any shipbroker which is arm’s-length to the Company, its Affiliates and each member of the Board, and (ii) proportionately (but not below zero) in relation to the amount of the ownership interest in any applicable Company-controlled Affiliate to such Transaction which interest is not owned, directly or indirectly, by the Company. For any proportionate Transaction Fee payable by the Company pursuant to clause (ii) above, the Company will use commercially reasonable efforts to cause the other owners of the applicable Person to pay to the Company, for the account of the Executive, an amount equal to the portion of the otherwise applicable Transaction Fee not paid by the Company as a result of such clause (ii).

(f)	Notwithstanding anything to the contrary, the Executive shall not enter into any Newbuild Contract or Purchase or Sale Contract without the prior approval of the Board (or an applicable committee thereof), and the Company and its Subsidiaries shall be under no obligation to accept any opportunity to enter into a Newbuild Contract or Purchase or Sale Contract (or to undertake any related transaction) presented to the Company or one of its Subsidiaries by the Executive or otherwise.

(g)	Notwithstanding anything contained in the Original Agreement to the contrary but subject to Section 4.3(i) of this Agreement, the Executive shall be entitled to Transaction Fees in respect of all Newbuild Contracts and Purchase or Sale Contracts (all such capitalized terms, as defined in the Original Agreement) entered into at any time before the Effective Date, which Transaction Fees shall be paid at such times and in such form as provided under the terms of the Original Agreement.

(h)	If following a Change of Control, the Company terminates the Executive’s employment without Just Cause or the Executive Terminates his employment with or without Good Reason, the Executive shall also be entitled to Transaction Fees with respect to any Transactions (i) relating to Newbuild Contracts or Purchase or Sale Contracts with an Execution Date during the period commencing on the Termination Date and ending on the date 90 days thereafter, (ii) for which the Company was engaged in substantive negotiations prior to the Termination Date and (iii) which the Executive has identified in reasonable detail in writing to the Board at least two Business Days prior to the Termination Date (such transactions being “Post-Termination Transactions”).

4.4 Benefits

During the Employment Period:

(a)	the Company will provide parking, at no cost to the Executive, within reasonable proximity to the Company’s primary office location and the Executive will be responsible for any tax obligations arising from such parking;

(b)	the Company will make available to the Executive the Benefits, provided the Executive meets the eligibility requirements and other terms, conditions and restrictions of the Benefits; and

(c)	the Executive will be entitled to 5 weeks paid vacation, including any statutory annual leave, during each calendar year (the “Vacation”).

4.5 Expenses

(a)	The Company will reimburse the Executive for all reasonable business and entertainment expenses incurred by the Executive in connection with the performance of the Executive’s duties hereunder. The Executive will account for such expenses in accordance with the Company’s regular reimbursement procedures and practices in effect from time to time.

(b)	The Company will promptly reimburse the Executive for all of the Executive’s reasonable legal fees, disbursements and other expenses reasonably and necessarily incurred in connection with the negotiation, documentation, performance and administration of this Agreement, including accounting and taxation advice; provided, however, that the Company shall be under no such reimbursement obligation under this Agreement with respect to any dispute arising with respect to this Agreement unless such legal fees, disbursements and other expenses are formally awarded to the Executive in any action or proceeding contemplated under Section 10.11.

4.6 Stock Compensation

(a)	Restricted Stock Units. In connection with the execution and delivery of this Agreement, effective as of the Effective Date the Executive will be entitled to receive an award of the right to receive the number of shares of Common Stock calculated by dividing US$8,040,000 (eight million, forty thousand United States dollars) by the closing price of the Common Stock on the grant date, with any fractional shares rounded to the nearest whole share, pursuant to the Restricted Stock Units Grant Notice and Agreement set forth as Exhibit A and with the material terms summarized below (the “Restricted Stock Units”), to be granted by the Compensation Committee as soon as practicable (and in any event within 10 calendar days) after the Effective Date. In no event will the Grant Date Fair Value of this award exceed US$8,040,000 (eight million, forty thousand United States dollars).

(i)	The Restricted Stock Units will vest and become payable in five equal tranches on the first, second, third, fourth and fifth anniversary of May 31, 2016;

(iii)	The Restricted Stock Units will accrue dividends equivalents from the grant date, which dividends shall be paid as the Restricted Stock Units vest and become payable.

(b)	Performance Stock Units. In connection with the execution and delivery of this Agreement, effective as of the Effective Date the Executive will be entitled to receive an award of the right to receive shares of Common Stock pursuant to the Performance Stock Units Grant Notice and Agreement set forth as Exhibit B and with the material terms summarized below (the “Performance Stock Units”), to be granted by the Compensation Committee as soon as practicable (and in any event within 10 calendar days) after the Effective Date. The number of shares of Common Stock underlying the award will be calculated by (i) dividing US$8,040,000 (eight million, forty thousand United States dollars) into five equally valued tranches of US$1,608,000 (one million, six hundred and eight thousand United States dollars) and then (ii) dividing each US$1,608,000 tranche by the Grant Date Fair Value of a unit of the award, with any fractional shares rounded to the nearest whole share. In no event will the Grant Date Fair Value of this award exceed US$8,040,000 (eight million, forty thousand United States dollars).

(i)	Subject to the Executive’s continued employment through May 31, 2017, the first tranche of Performance Stock Units will immediately vest and become payable in shares of Common Stock if, following the Effective Date but on or prior to May 31, 2021, the Fair Market Value of the Common Stock has equalled or exceeded 1.05 x the PSU Grant Date Price (the “Tranche 1 Threshold Price”) for twenty (20) consecutive trading days (each such period of twenty (20) consecutive trading days as described in this paragraph, an “Applicable Measurement Period”).

(ii)	Subject to the Executive’s continued employment through May 31, 2018, the second tranche of Performance Stock Units will immediately vest and become payable if, following the Effective Date but on or prior to May 31, 2021, the Fair Market Value of the Common Stock has equalled or exceeded 1.1025 x the PSU Grant Date Price (the “Tranche 2 Threshold Price”) for an Applicable Measurement Period.

(iii)	Subject to the Executive’s continued employment through May 31, 2019, the third tranche of Performance Stock Units will immediately vest and become payable if, following the Effective Date but on or prior to May 31, 2021, the Fair Market Value of the Common Stock has equalled or exceeded 1.1576 x the PSU Grant Date Price (the “Tranche 3 Threshold Price”) for an Applicable Measurement Period.

(iv)	Subject to the Executive’s continued employment through May 31, 2020, the fourth tranche of Performance Stock Units will immediately vest and become payable if, following the Effective Date but on or prior to May 31, 2021, the Fair Market Value of the Common Stock has equalled or exceeded 1.2155 x the PSU Grant Date Price (the “Tranche 4 Threshold Price”) for an Applicable Measurement Period.

(v)	Subject to the Executive’s continued employment through May 31, 2021, the fifth tranche of Performance Stock Units will immediately vest and become payable if, following the Effective Date but on or prior to May 31, 2021, the Fair Market Value of the Common Stock has equalled or exceeded 1.2763 x the PSU Grant Date Price (the “Tranche 5 Threshold Price”) for an Applicable Measurement Period.

(vi)	Each tranche of Performance Stock Units will accrue dividend equivalents from the date on which the applicable Threshold Price has been achieved for the Applicable Measurement Period, which dividends shall be paid as the Performance Stock Units vest and become payable.

(vii)	All outstanding Performance Stock Units that have not vested on or prior to May 31, 2021 shall expire and be forfeited and canceled without payment on June 1, 2021.

4.7 Registration Rights

Promptly following the date hereof the Company and the Executive shall enter into a Registration Rights Agreement in substantially the form attached hereto as Exhibit D. The Company shall use commercially reasonable efforts to register or otherwise facilitate the resale by the Executive of the shares of Common Stock issuable to the Executive pursuant to this Agreement with respect to the Performance Shares, the Restricted Stock Units, the Performance Stock Units and the Transaction Fee Shares.

4.8 Housing Allowance

The Company will pay to the Executive an annual amount of US$250,000 (the “Housing Allowance”) to compensate, offset or otherwise subsidize the cost of housing and accommodation for the Executive and the Executive’s family. The annual Housing Allowance shall be paid in twelve (12) installments, on a monthly basis, and shall be prorated for any partial calendar year.

4.9 No Other Compensation

The Executive is not entitled to any other compensation in respect of the Services other than the compensation set out in Section 4.

4.10 Withholding

All payments and awards to the Executive pursuant to this Agreement shall be subject to appropriate deductions and withholdings for tax purposes.

4.11 Stock Ownership Amount

From the Effective Date and at all times during the Employment Period, the Executive agrees to maintain ownership of a number of shares of Common Stock at least equal to the greater of (a) 1,480,000 (approximately 1.5% of the Company’s outstanding shares of Common Stock as of December 31, 2015) and (b) the result of (i) the product of six times the Executive’s then current annual Salary divided by (ii) the average closing price of the Common Stock for the 30 trading days preceding the date of determination (the “Stock Ownership Amount”) (subject, in each case, to appropriate adjustment for any forward or reverse stock split, stock dividend, combination, recapitalization or similar event). For purposes of the Stock Ownership Amount, the Executive’s ownership of shares of Common Stock includes all shares of Common Stock (including shares of Common Stock previously issued as or in respect of Performance Shares and Transaction Fee Shares, but excluding shares issuable but not yet issued pursuant to vested Restricted Stock Units, vested Performance Stock Units or Transaction Fees) owned directly by the Executive or his spouse, jointly by the Executive and his spouse and/or his issue, and indirectly by a trust, partnership, limited liability company or other entity for the benefit of the Executive, his spouse and/or his issue.

5. TERMINATION

5.1 Termination by the Company

(a)	The Company, in its sole discretion and at any time, may terminate the employment of the Executive:

(i)	immediately upon giving written notice for Just Cause, provided there is Just Cause, in which case the Executive will be entitled only to Salary, Housing Allowance, Benefits, and an amount equal to the Salary in lieu of outstanding Vacation entitlement payable up to the Termination Date, payable within thirty (30) days following the Termination Date; or

(ii)	without Just Cause subject to providing the Executive with at least 60 days’ advance written notice of the Termination Date.

(b)	If the Company terminates the Executive’s employment pursuant to paragraph 5.1(a)(ii) above, (i) the Executive will be entitled to all Salary, Housing Allowance, Benefits and an amount equal to the Salary in lieu of outstanding Vacation entitlement, all of the foregoing being calculable and deemed earned, in full, up to the Termination Date, and to be paid in one lump sum, within thirty (30) days following the Termination Date (ii) the Executive will be entitled, subject to any repayment obligation pursuant to Section 4.3(b), to the continued payment in the ordinary course of Transaction Fees for (A) any Transactions for which the Execution Date was prior to the Termination Date in accordance with Section 4.3 and (B) if applicable, any Post-Termination Transactions, (iii) the Executive will receive a prorated Performance Bonus based upon the actual number of days he worked during the applicable period determined as if all Performance Objectives for such year were attained in full, (iv) the Restricted Stock Units will vest in full and become payable, (v) with respect to the Performance Stock Units, for each tranche of Performance Stock Units for which the Fair Market Value of the Common Stock (A) has equaled or exceeded the applicable Threshold Price for the Applicable Measurement Period, such tranche of Performance Stock Units will vest in full and be payable in accordance with the terms of this Agreement, and (B) has not equaled or exceeded the applicable Threshold Price for the Applicable Measurement Period, such tranche of Performance Stock Units shall be forfeited and the Company shall issue to the Executive, in lieu of such forfeited Performance Stock Units, the Termination Date Unvested PSU Shares and (vi) if the Termination Date is before May 31, 2021, the Company shall pay the Executive and the Executive shall be entitled to receive and be paid, once due, the Severance Payment. The Performance Bonus shall be paid within thirty (30) days following the Termination Date. Subject to Section 5.4, the Severance Payment shall be paid in equal monthly installments during the 12-month period immediately following the Termination Date (the “Severance Payment Period”).

(c)	If the Company terminates the Executive’s employment pursuant to paragraph 5.1(a)(i) above, the Executive shall continue to be subject to any repayment obligations pursuant to Section 4.3(b) and in addition shall (i) forfeit twenty-five (25%) percent of any unpaid Transaction Fees pursuant to Section 4.3 relating to payments made after the Termination Date but with respect to Transactions for which the Execution Date was on or after the Effective Date but prior to the Termination Date, and (ii) forfeit all then unvested Restricted Stock Units and unvested Performance Stock Units.

(d)	During the notice period under paragraph 5.1(a)(ii) above, the Executive shall, unless otherwise requested by the Company, continue to provide Services consistent with Section 2 as directed by the Board. In the event a successor is appointed as CEO of the Company during the notice period, the notice period shall end automatically (the Termination Date shall thereby be deemed to occur) and the Executive’s obligation to provide Services hereunder shall terminate.

5.2 Termination by Executive

(a)	The Executive may resign from employment with the Company:

(i)	at any time with immediate effect for Good Reason; or

(ii)	at any time without Good Reason by providing to the Company at least three (3) months’ advance written notice of resignation.

(b)

If the Executive terminates his employment pursuant to paragraph 5.2(a)(i) above, (i) the Executive will be entitled to all Salary, Housing Allowance, Benefits and an amount equal to the Salary in lieu of outstanding Vacation entitlement, all of the foregoing being calculable and deemed earned, in full, up to the Termination Date, and to be paid in one lump sum, within thirty (30) days following the Termination Date, (ii) the Executive will be entitled, subject to any repayment obligation pursuant to Section 4.3(b), to the continued payment in the ordinary course of Transaction Fees for (A) any Transactions for which the Execution Date was prior to the Termination Date in accordance with Section 4.3 and (B) if applicable, any Post-Termination Transactions, (iii) the Executive will receive a prorated Performance Bonus based upon the actual number of days he worked during the applicable period determined as if all Performance Objectives for such year were attained in full, (iv) the Restricted Stock Units will vest in full and become payable, (v) with respect to the Performance Stock Units, for each tranche of Performance Stock Units for which the Fair Market Value of the Common Stock (A) has equaled or exceeded the applicable Threshold Price for the Applicable Measurement Period, such tranche of Performance Stock Units will vest in full and be payable in accordance with the terms of this Agreement, and (B) has not equaled or exceeded the applicable Threshold Price for the Applicable Measurement Period, such tranche of Performance Stock Units shall be forfeited and the Company shall issue to the Executive, in lieu of such forfeited Performance Stock Units, the Termination Date Unvested PSU Shares and (vi) if the Termination Date is before May 31, 2021, the Company shall pay the Executive and the Executive shall be entitled to receive and be paid, once due, the Severance Payment. The Performance Bonus shall be paid within thirty (30) days following the Termination Date. Subject to Section 5.4, the Severance Payment shall be paid in equal monthly installments during the 12-month period immediately following the Termination Date.

(c)	If the Executive terminates his employment pursuant to paragraph 5.2(a)(ii) above, (i) the Executive will be entitled to all Salary, Housing Allowance, Benefits and an amount equal to the Salary in lieu of outstanding Vacation entitlement, all of the foregoing being calculable and deemed earned, in full, up to the Termination Date, and to be paid in one lump sum, within thirty (30) days following the Termination Date, (ii) the Executive shall (A) forfeit twenty-five (25%) percent of any unpaid Transaction Fees pursuant to Section 4.3 relating to payments made after the Termination Date but with respect to Transactions for which the Execution Date was on or after the Effective Date but prior to the Termination Date but (B) otherwise be entitled, subject to any repayment obligation pursuant to Section 4.3(b), to the continued payment in the ordinary course of Transaction Fees for (1) any Transactions for which the Execution Date was prior to the Termination Date in accordance with Section 4.3 and (2) if applicable, any Post-Termination Transactions, and (iii) the Executive will forfeit all then unvested Restricted Stock Units and unvested Performance Stock Units

(d)	During the notice period under paragraph 5.2(a)(ii) above, the Executive shall, unless otherwise requested by the Company, continue to provide Services consistent with Section 2 as directed by the Board. In the event a successor is appointed as CEO of the Company during the notice period, the notice period shall end automatically (and the Termination Date shall thereby be deemed to occur) and the Executive’s obligation to provide Services hereunder shall terminate.

5.3 Death and Disability

(a)	Death. If the Executive dies during the Employment Period, the employment of the Executive will terminate as of the date of death and the Company will pay forthwith to the estate of the Executive the Salary and Benefits through the date of death and an amount equal to the Salary in lieu of outstanding Vacation entitlement payable up to the Termination Date, payable on or as soon as practicable following the Termination Date. In addition, (i) all unvested Restricted Stock Units shall vest and become payable as of the date of death and (ii) with respect to the Performance Stock Units, for each tranche of Performance Stock Units for which the Fair Market Value of the Common Stock (A) has equaled or exceeded the applicable Threshold Price for the Applicable Measurement Period, such tranche of Performance Stock Units will vest in full and be payable in accordance with the terms of this Agreement, and (B) has not equaled or exceeded the applicable Threshold Price for the Applicable Measurement Period, such tranche of Performance Stock Units shall be forfeited and the Company shall issue to the Executive, in lieu of such forfeited Performance Stock Units, the Termination Date Unvested PSU Shares.

(b)	Disability. If the Company terminates the Executive’s employment by reason of Disability, (i) the Executive will be entitled to Salary, Benefits and an amount equal to the Salary in lieu of outstanding Vacation entitlement payable up to the Termination Date and (ii) the Company will pay the Executive continued Salary payments for one (1) year from the Termination Date (the “Disability Term”) without setoff, deduction (other than applicable deductions and withholding for taxes) or any other reduction or claim whatsoever. The Executive will also continue to participate in the Benefits during the Disability Term, subject to the terms and conditions of the Benefits plans without setoff, deduction (other than applicable deductions and withholding for taxes), or any other reduction or claim whatsoever. In addition, (x) all unvested Restricted Stock Units shall vest and become payable as of the date of Disability and (y) with respect to the Performance Stock Units, for each tranche of Performance Stock Units for which the Fair Market Value of the Common Stock (A) has equaled or exceeded the applicable Threshold Price for the Applicable Measurement Period, such tranche of Performance Stock Units will vest in full and be payable in accordance with the terms of this Agreement, and (B) has not equaled or exceeded the applicable Threshold Price for the Applicable Measurement Period, such tranche of Performance Stock Units shall be forfeited and the Company shall issue to the Executive, in lieu of such forfeited Performance Stock Units, the Termination Date Unvested PSU Shares.

5.4 Termination of Obligations

In the event of termination of the employment of the Executive by the Company, by the Executive, by expiration of the Term or otherwise, all obligations of the Company to the Executive on account or in the nature of employment pursuant to this Agreement (other than the obligation to indemnify the Executive under Section 9) will terminate except as specifically set forth in this Section 5 and the Company will have no further obligation or liability for any claim, action or demand, whether at common law or under any legislation from time to time applicable and in force or otherwise for damages or loss sustained by the Executive arising out of the employment of the Executive by the Company or the termination or cessation of that employment (collectively, “Claims”). Immediately following payment of the Performance Bonus and other amounts pursuant to this Section 5 and as a condition to the payment of any portion of the Severance Payment, if any Severance is to be paid to the Executive pursuant to the terms of this Agreement, the Executive shall execute and deliver to the Company a valid and binding release (in this Section 5.4, the “Release”) (in substantially the form attached as Exhibit C to this Agreement) of any and all Claims that the Executive then has or may have against the Company, its Affiliates and representatives, other than the Executive’s rights under this Agreement, the Executive’s rights as a shareholder of the Company, the Executive’s rights under the Fee Agreement and the rights of the Executive in his separate capacities as a director and officer of the Company to the waivers, releases, indemnities, holding and saving harmless and other protections as contained in any indemnity agreement as between the Company as indemnitor and the Executive as director or officer, or contained in any policies of insurance, including without limitation directors’ and officers’ liability coverage, or contained in any similar or related provisions of the Articles and Bylaws of the Company or other applicable charter or constating documents of the Company. The Release also shall not apply to the Executive’s continuing rights, if any, under the Restricted Stock Unit Agreement nor the Performance Stock Unit Agreement, nor to any Registration Rights Agreement(s) between the Executive or any Affiliate of the Executive, on one hand, and the Company on the other, nor to any Transaction Fees in respect of Post-Termination Transactions, if applicable. For purposes of this Agreement, the Severance Payment is deemed compensation in lieu of the Executive’s opportunities, rights and benefits lost as a result of termination under the circumstances giving rise to the Severance Payment and is a genuine, duly-informed and freely-negotiated pre-estimate by the parties of the Executive’s damages in that regard and is agreed as neither being punitive nor a penalty.

5.5 Change of Control Without Termination of Employment

In the event of a Change of Control, if the Executive’s employment does not terminate concurrently with or within 10 calendar days after the Change of Control, then (a) all unvested Restricted Stock Units shall vest and become payable as of the Change of Control and (b) with respect to the Performance Stock Units, for each tranche of Performance Stock Units for which the Fair Market Value of the Common Stock (A) has equaled or exceeded the applicable Threshold Price for the Applicable Measurement Period (or, for any Change of Control pursuant to a tender offer or merger or similar transaction applicable to all holders of shares of the Company’s outstanding shares of Common Stock, if the consideration per share of Common Stock paid in the transaction resulting in such Change of Control has equaled or exceeded such applicable Threshold Price), such tranche of Performance Stock Units will vest in full and be payable in accordance with the terms of this Agreement, and (B) has not equaled or exceeded the applicable Threshold Price for the Applicable Measurement Period (or, for any Change of Control pursuant to a tender offer or merger or similar transaction applicable to all holders of shares of the Company’s outstanding shares of Common Stock, if the consideration per share of Common Stock paid in the transaction resulting in such Change of Control has not equaled or exceeded such applicable Threshold Price), such tranche of Performance Stock Units shall be forfeited and the Company shall issue to the Executive, in lieu of such forfeited Performance Stock Units, the Change of Control Date Unvested PSU Shares.

5.6 Mitigation; Set-off

Notwithstanding any provision of this Agreement to the contrary and notwithstanding any right, remedy, rule, practice, law, regulation, statute, common law, equitable legal principle or otherwise (a) the Executive shall not be required to mitigate his damages nor the amount of any payment to the Executive provided for under this Agreement by seeking other income or otherwise, nor will any payments made under this Agreement be subject to set-off, deduction nor any other reduction in the event the Executive does mitigate and (b) except as expressly set forth in this Agreement or as required by mandatory statutory deductions and withholdings under the laws of Hong Kong (or any other jurisdiction due to the Executive’s residence or place of providing the Services), any Severance Payment and all other payments to the Executive under this Agreement shall be paid and satisfied absolutely, in gross, and the same shall be specifically performed by the Company, without set-off, deduction or reduction for any reason, including, without limitation, requirements as to mitigation, the proof of, assessment of, the remoteness of nor the accounting for damages, nor otherwise.

6.	CONFLICTS OF INTEREST, CONFIDENTIALITY, AND DEFENSE OF CLAIMS

6.1 Conflicts of Interest

During the Employment Period the Executive will promptly disclose to the Board any conflict of interest involving the Executive, upon the Executive becoming aware of such conflict, it being understood and agreed that: (a) as long as Graham Porter controls Tiger Management Limited or such Affiliates and subject to Section 2.3 and provided the Executive does not devote any managerial time or attention to any activities of Tiger Management Limited or any of its Affiliates that compete with the Company, the Executive’s activities on behalf of or in connection with Tiger Management Limited and its Affiliates shall be deemed not to constitute a conflict of interest for this purpose; (b) subject to Section 2.3 and provided that such activities are generally consistent in scope, substance and amount as those provided by the Executive to Greater China Investments as of the date hereof, the Executive’s activities on behalf of or in connection with Greater China Investments shall be deemed not to constitute a conflict of interest for this purpose. The Company agrees that the Executive shall have no obligation to disclose to the Company or its Affiliates (a) any confidential information of Tiger Management Limited and its Affiliates, nor (b) any confidential information of Greater China Investments.

6.2 Confidentiality

The Executive acknowledges that in the course of carrying out, performing and fulfilling the Executive’s obligations to the Company, the Executive will have access to and be entrusted with Confidential Information of the Company, and that the disclosure of such information (to competitors, suppliers or clients of the Company, to the general public or otherwise) would be detrimental to the best interests of the Company. All Confidential Information and every portion thereof, constitutes the valuable property of the Company, its customers, or third parties. The Executive further acknowledges the importance of maintaining the security and confidentiality of the Confidential Information. Upon termination of the Employment Period and upon the Company’s request from time to time thereafter, the Executive will return any Confidential Information then in his possession to the Company except that the Executive shall be entitled to retain:

(a)	papers and other materials of a personal nature, including but not limited to, photographs, correspondence, personal diaries, calendars and Rolodexes, personal files and phone books,

(b)	information showing the Executive’s compensation or relating to reimbursement of expenses,

(c)	information that the Executive reasonably believes may be needed for tax purposes,

(d)	copies of plans or programs relating to the Executive’s employment, or termination thereof, with the Company, and

(e)	minutes, presentation materials and personal notes from any meeting of the Board, or any committee thereof, while the Executive was a member of the Board (provided the Executive keeps such Board materials and personal notes relating to the Board or committee meetings confidential in accordance with this Section 6).

If the Executive retains any of the documents upon the termination of the Employment Period (or upon any subsequent request by the Company as set forth above) set out in (a) to (e) above, the Executive will provide a copy of such document to the Company.

6.3 Confidential Information

(a)	For the purpose of this Agreement “Confidential Information” means confidential information or data about the Company and its business, affairs and operations, including, without limitation, (i) trade secrets, know-how, processes, drawings, formulas, standards, product specifications, marketing plans and techniques, strategic plans, cost figures, assets, all client or customer information (including without limitation their names, preferences, financial information, physical and e-mail addresses and contact numbers), all systems hardware and software applications, all software/systems source and object codes, data, documentation, program files, flow charts, financial and operational information, and all operational procedures of the Company and (ii) the proceedings and deliberations of the Company’s Board and its committees.

(b)	All Confidential Information provided to the Executive is subject to this Agreement whether provided directly to the Executive or not and whether inadvertently disclosed to the Executive or not.

(c)	Despite Section 6.3(a), Confidential Information does not include information which the Executive can prove is information which is in the public domain at the date of disclosure to the Executive, or which thereafter enters the public domain, in each case through no fault of the Executive provided that any combination of information that is Confidential Information will not be included within the exception merely because individual parts of the information were within the public domain unless the combination itself was in the public domain.

6.4 Restriction

(a)	Except as may be expressly required in the course of carrying out the Executive’s duties and obligations under this Agreement, the Executive will (i) keep the Confidential Information and all documentation and information relating thereto strictly confidential, and (ii) not disclose any Confidential Information to any Person or use or exploit, directly or indirectly, any Confidential Information (x) for any purpose other than the proper purposes of the Company or (y) in any manner detrimental to the Company, in each case, either during the Employment Period, or at any time thereafter.

(b)

Despite Section 6.4(a), if the Executive is requested or required by any Applicable Law or any law, regulation or rule, or any legal, regulatory or administrative process to disclose any Confidential Information, the

Executive shall promptly, if legally permitted, notify the Company in writing of such request or requirement so that the Company may seek an appropriate protective order or other relief. The Executive will not oppose any effort by the Company to resist or narrow such request or to seek a protective order or other appropriate remedy. In any case, the Executive will:

(i)	disclose only that portion of the Confidential Information that, according to the advice of his counsel, he is legally compelled or otherwise required to disclose;

(ii)	use his reasonable efforts (at the expense of the Company) to obtain assurances that such Confidential Information will be treated confidentially; and

(iii)	if legally permitted, notify the Company in writing as soon as reasonably practicable of the Confidential Information so disclosed.

6.5 Defense of Claims

The Executive will, during the Employment Period and for a period of twenty four (24) months after the Termination Date, upon request from the Company, cooperate with the Company and its Affiliates in the defense of any claims or actions that may be made by or against the Company or any of its Affiliates that relate to the Services, except if the Executive’s reasonable interests are adverse to the Company or its Affiliates in such claim or action. The Company will pay the Executive reasonable compensation for his time expended at a rate per diem therefor no less than the Salary per diem to meet his obligations hereunder and pay or reimburse the Executive for all of the Executive’s reasonable travel and other direct expenses incurred or to be reasonably incurred, to comply with the Executive’s obligations under this Section, against appropriate documentation of such expenses.

7.	RESTRICTIVE COVENANTS

(a)	Subject to Section 7.1(b), during the Employment Period and, if applicable, during the Severance Payment Period, the Executive shall be prohibited from, directly or indirectly, engaging in the Business as conducted by the Company and from acquiring or investing in any business materially involved in the Business as conducted by the Company.

(b)	Notwithstanding anything set forth in Section 7.1(a) but subject to Section 2.3 and provided the Executive does not devote any managerial time or attention to any activities that compete with the Company, during the Employment Period the Executive may directly or indirectly through an Affiliate:

(i)	make, keep, maintain, hold, exchange, convert or otherwise Dispose of any Passive Investments or proceeds thereof (provided that any such exchange or conversion or any reinvestment of such proceeds is otherwise permitted under this Section 7.1(b));

(ii)	invest in an Entity that derives less than 15% of its revenue from the Business, and make, keep, maintain, hold, exchange, convert or otherwise Dispose of any such investment in such Entity, or any proceeds of such investment (provided that any such exchange or conversion or any reinvestment of such proceeds is otherwise permitted under this Section 7.1(b));

(iii)	invest in and provide services (as a director, manager, officer or employee of, or advisor or consultant), to the extent Executive has historically provided such services thereto prior to the date of this Agreement, to Tiger Management Limited and/or its Affiliates or to Greater China Investments, and make, keep, maintain, hold, exchange, convert or otherwise Dispose of any such investment, or any proceeds of such investment (provided that any such exchange or conversion or any reinvestment of such proceeds is otherwise permitted under this Section 7.1(b));

(iv)	invest in a Declined Investment Opportunity and provide services to any Entity formed in connection with a Declined Investment Opportunity, and make, keep, maintain, hold, exchange, convert or otherwise Dispose of any such investment, or any proceeds of such investment (provided that any such exchange or conversion or any reinvestment of such proceeds is otherwise permitted under this Section 7.1(b)); and

(v)	provide Permitted Services.

8.	CORPORATE OPPORTUNITIES, PERMITTED SERVICES AND DECLINED INVESTMENT OPPORTUNITIES

8.1 Permitted Services

The Company acknowledges and accepts that during the term of the Original Agreement and the Employment Period the Executive and certain of his Affiliates has provided and will be providing: (a) services to and engaging in activities involving Tiger Management Limited and its Affiliates as described in Section 2.3 and subject to Sections 2.3, 2.4 and 7.1; (b) services to and engaging in activities involving Greater China Investments as described in Section 2.3 and subject to Sections 2.3, 2.4 and 7.1; (c) Permitted Services; (d) services to and engaging in activities involving, touching on or in relation to Declined Investment Opportunities.

8.2 Declined Investment Opportunities

The Executive shall promptly present to the Board (or to any committee of the Board authorized to approve or reject such investment or other business opportunity) for consideration any investment or other business opportunity relating to the Business known to the Executive which investment or other business opportunity is within the scope of the Business, in which case the Executive shall not be permitted, directly or indirectly, to pursue such investment or other business opportunity; provided, however, that, notwithstanding the foregoing of this Section 8.2, the Executive may pursue any such investment or other business opportunity if (a) the Executive has communicated in writing to the Board all material information in the possession of the Executive relating to such investment or other business opportunity (including, without limitation, the material terms of the offer relating to such investment or other business opportunity and any such information about the related Container Vessels or business, the owners thereof and any charters to which the Container Vessels are employed) and (b) either (i) the Board or such Board committee has declined to pursue such investment or other business opportunity or (ii) the Company shall not have completed making such investment or acquiring the Container Vessels or business subject to such investment or other business opportunity (or entered into a definitive agreement with the owner or owners of such Container Vessel or business to effect such investment or acquisition), in each case with respect to this subclause (b)(ii) within 120 days from the date the Executive communicated such investment or other business opportunity to the Company. The Company shall use commercially reasonable efforts (x) to promptly pursue and consummate any such investment or other business opportunity which the Company elects to pursue or (y) to reject any such investment or other business opportunity and, to the extent such investment or other business opportunity becomes a Declined Investment Opportunity, the Executive shall be free to pursue such opportunity. The Board (or relevant committee of the Board) shall promptly notify the Executive in writing if the Board (or such committee) elects to pursue or to reject any such investment or other business opportunity, and if the Board (or such committee) fails to so notify the Executive of either such election within 14 calendar days of the date the Executive notifies the Board of the investment or other business opportunity pursuant to clause (a) of this Section, the Board shall be deemed to have rejected such opportunity for purposes of this Agreement. Notwithstanding any provision of this Agreement or of common law to the contrary, but subject to the last sentence of Section 2.3, the Company agrees and acknowledges that in connection with any and every Declined Investment Opportunity made or pursued by the Executive pursuant to the terms of this Agreement from time to time, the Company shall be deemed to have renounced any interest or expectancy in and all other rights or benefits, concerning, touching on or in relation to such Declined Investment Opportunity and that, accordingly, the Executive’s direct or indirect investment in or other participation in such Declined Investment Opportunity shall not constitute a breach of this Agreement nor a breach of any of the Executive’s duties and obligations to the Company.

9.	INDEMNIFICATION AND INSURANCE

9.1 Indemnity

The Company will indemnify, defend and hold harmless the Executive to the fullest extent permitted by law from and against any and all losses, claims, demands, costs, damages, liabilities, joint or several, expenses of any nature (including reasonable legal fees and disbursements), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Executive may be involved, or threatened to be involved as a party or otherwise, relating to the performance or non-performance of any act concerning the activities of the Company if the Executive acted in good faith and the Executive’s conduct did not constitute gross negligence, willful misconduct or knowing violation of law in any material respect. Expenses (including reasonable legal fees and disbursements) incurred by the Executive in defending a proceeding will be secured, advanced or paid by the Company or necessary retainers will be funded in advance as required (in such capacity, the “Indemnitor”) in advance of the final disposition and throughout the currency of such proceeding, as incurred, including any appeal therefrom, upon receipt of an undertaking satisfactory to the Indemnitor by or on behalf of the Executive to repay such amount in the event of a final determination that the Executive is not entitled to be indemnified by the Indemnitor. Any indemnification provided hereunder will be satisfied solely out of the assets of the Indemnitor as an expense of the Indemnitor.

9.2 Directors’ and Officers’ Liability Insurance

The Company shall purchase and maintain insurance that the Company reasonably determines to be adequate in respect of liabilities of the types described in Section 9.1, which insurance will cover the Executive in his capacity as a director and officer of the Company.

10.	GENERAL PROVISIONS

10.1 Enforceability and Severability

It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement is adjudicated to be invalid or unenforceable, such provision will be deemed amended to delete therefrom the portion thus adjudicated as invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made.

10.2 Remedies

In the event of a breach or threatened breach by the Executive of the provisions of Section 6 or 7, the Company will be entitled to an injunction restraining the Executive from such breach. Nothing contained herein will be construed as prohibiting the Company from pursuing any other remedies available at law or equity for such breach or threatened breach of this Agreement nor limiting the amount of damages recoverable in the event of a breach or threatened breach by the Executive of the provisions of Section 6 or 7. Without limiting the generality of the foregoing, the Executive acknowledges that, in the event of a breach or threatened breach by him of any of the provisions of Section 6 or 7, the damages of the Company may exceed the amount paid to the Executive pursuant to this Agreement.

10.3 Assignment and Benefit

Except for the Executive’s right to each Transaction Fee under Section 4.3, which the Executive may assign, transfer or delegate, the Executive will not otherwise assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the Company. This Agreement will inure to the benefit of and be enforceable by the Executive’s successors and legal representatives and the Company and its successors and permitted assigns. The Company may not assign this Agreement or any of its rights or obligations under this Agreement without the written consent of the Executive (which shall not be unreasonably withheld or delayed); provided, however, that in connection with a Change of Control, the Company may assign this Agreement to the successor Entity in the Change of Control transaction. Upon the reasonable request of the Executive in order for him to obtain more favorable tax or regulatory treatment and subject to such assignment not increasing the cost of the Company’s performance hereunder or otherwise, the Company shall assign its rights and obligations under this Agreement to a controlled Affiliate of the Company designated by the Executive.

10.4 Entire Agreement and Original Agreement

This Agreement, the Fee Agreement and the agreement dated as of August 19, 2014 among the Company, the Executive and Tiger Ventures contain the entire agreement between the parties hereto with respect to the subject matter hereof following the Effective Date and, as of the Effective Date, supersede all prior agreements or understandings, whether oral or written and whether express or implied, between the Executive and the Company and any of its Affiliates with respect to the subject matter hereof, including, without limitation, the Original Agreement. The Executive acknowledges and agrees that any prior agreements or representations, whether oral or written and whether express or implied, between the Executive and the Company or any of its Affiliates, are or will be discharged by the performance thereof in accordance with the terms of such prior agreements. For greater certainty, notwithstanding this Agreement, but subject to Section 4.3, the Salary, Benefits, Housing Allowance, Performance Bonus, Performance Cash, Performance Shares and Transaction Fees (as such terms are defined under the Original Agreement) under the Original Agreement, to the extent accruing (or, with respect to Transaction Fees, relating to Newbuild Contracts or Purchase or Sale Contracts entered into) prior to the Effective Date shall nonetheless be paid by the Company to the Executive under the Original Agreement, in accordance with its terms.

10.5 Notices

All notices, requests and other communications to any party hereunder will be in writing and sufficient if delivered personally or by commercial delivery service or sent by fax (with confirmation of receipt) or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to the Company, at:

Unit 2 – 2nd Floor, Bupa Centre

141 Connaught Road West

Hong Kong

Fax: (604) 638 2595

Attention: Corporate Secretary

With a copy to:

Perkins Coie LLP

1120 NW Couch Street, 10th Floor

Portland, OR 97209-4128

Fax: (503) 727-2222

Attention: David Matheson

If to the Executive, at:

Gerry Wang

c/o 1401 Jardine House

One Connaught Place, Central, Hong Kong

With a copy to:

Shearman & Sterling LLP

599 Lexington Avenue

New York, NY 10022

Fax: (646) 848-8159

Attention: John J. Cannon

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Each such notice, request or communication will be deemed to have been given when received or, if given by mail, when delivered at the address specified in this Section or on the fifth business day following the date on which such communication is posted, whichever occurs first.

10.6 Amendments and Waivers

No modification, amendment or waiver of any provision of, or consent required by, this Agreement, nor any consent to any departure herefrom, will be effective unless it is in writing and signed by the parties hereto. Such modification, amendment, waiver or consent will be effective only in the specific instance and for the purpose for which given.

10.7 Headings

Descriptive headings are for convenience only and will not control or affect the meaning or construction of any provision of this Agreement.

10.8 Counterparts

This Agreement may be executed in counterparts, and each such counterpart hereof will be deemed to be an original instrument, but all such counterparts together will constitute but one agreement.

10.9 United States Dollars

All dollar amounts referred to herein will be in lawful currency of the United States.

10.10 Governing Law

This Agreement and its application and interpretation will be governed exclusively by the laws of Hong Kong.

10.11 Attornment

(a)

The Executive and the Company each irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Tribunals and Courts of Hong Kong, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees that any claim in respect of any such action or proceeding shall be heard and determined in Hong Kong, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to venue of any such action or proceeding in Hong Kong, (iv) waives the defense of an inconvenient forum to the maintenance of such action or proceeding in Hong Kong and (v) agrees that it will not bring any action relating to this Agreement of the transactions contemplated hereby in any court other than the aforesaid courts. The Executive and the Company each agrees that a final judgment in any such action or proceeding, as to which available appeals have been exhausted or no appeals have been filed within the time set by law, will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The Executive and the Company each irrevocably consents to service of process in the manner provided for giving notices in Section 10.5. Nothing in this Agreement will affect the right of the Executive or the Company to serve process in any other manner permitted by law.

(b)	TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE PROVISION OF SERVICES CONTEMPLATED HEREBY.

10.12 Independent Legal Advice

The Executive hereby acknowledges that the Executive has had the opportunity to obtain independent legal advice regarding this Agreement.

10.13 Survival

Wherever appropriate to the intentions of the parties to this Agreement, the respective rights and obligations of the parties, including but not limited to Sections 5, 6, 7, 8, 9 and 10 and the Executive’s obligations under Sections 2.6 and 4.3(a), will survive the Termination Date and will continue in full force and effect.

10.14 Collection and Use of Personal Information

The Executive acknowledges that the Company will collect, use and disclose health and other personal information for employment and business related purposes. The Executive consents to the Company collecting, using and disclosing health and other personal information of the Executive for employment and business related purposes in accordance with the privacy policy of the Company.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first set forth above.

SEASPAN CORPORATION

By:	/s/ Peter Shaerf
Name: Peter Shaerf
Title: Vice Chairman

EXECUTIVE

/s/ Gerry Wang
Gerry Wang

[Signature Page to Executive Employment Agreement]

Exhibit A

SEASPAN CORPORATION

Form of

Restricted Stock Units Award Grant Notice and Agreement

Grantee:	Gerry Wang

Date of Grant:	May , 2016

1.	Notice of Grant and Number of Shares. Seaspan Corporation (the “Company”) hereby grants you on the grant date set forth above, an award (the “Award”) of the right to receive shares (the “RSUs”) of the Company’s Class A common stock (the “Common Stock”) subject only to the terms and conditions of this Restricted Stock Units Award Grant Notice and Agreement (this “Agreement”) and the Executive Employment Agreement dated as of May , 2016, between you and the Company (the “Employment Agreement”). In the event of any conflict between the Employment Agreement and this Agreement, the terms of this Agreement shall control. Any Shares delivered pursuant to the RSUs may consist, in whole or in part, of authorized and unissued shares of Common Stock or of treasury shares of Common Stock. The Committee shall have full power and authority to interpret and administer the RSUs and make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the RSUs. Notwithstanding any provision of this Agreement to the contrary, in making each and every determination, designation, calculation, interpretation or other decision or in granting any approval, consent, waiver or other relief under this Agreement, each party will act only and always on a commercially reasonable basis, without delay and in good faith. Capitalized terms not explicitly defined in this Agreement but defined in the Employment Agreement shall have the same definitions as in the Employment Agreement.

2.	Vesting of RSUs. Subject to the further provisions of this Agreement, the RSUs shall vest in Tranches upon the dates set forth below (subject to your continuous employment or services through such date, unless such vesting accelerates as provided in the Employment Agreement):

	Number of Shares	Vesting Date
Tranche 1	__________	May 31, 2017
Tranche 2	__________	May 31, 2018
Tranche 3	__________	May 31, 2019
Tranche 4	__________	May 31, 2020
Tranche 5	__________	May 31, 2021

Unless the Committee determines otherwise prior to your Termination Date (as defined in the Employment Agreement), upon your Termination Date any portion of the Award that has not vested as provided in this Agreement or the Employment Agreement will immediately terminate and all Unvested Units (as defined below) shall immediately be forfeited without payment of any further consideration to you.

3.	Timing and Form of Payment of Vested RSUs. One share of Common Stock will be issuable for each RSU that vests and becomes payable. RSUs that have vested and are no longer subject to forfeiture according to the Vesting Schedule are “Vested Units.” RSUs that have not vested and remain subject to forfeiture under the Vesting Schedule are “Unvested Units.” As soon as practicable after Unvested Units become Vested Units, the Company will settle the Vested Units by issuing to you one share of Common Stock for each Vested Unit.

5.	Nontransferability of RSUs. Except as provided below, the RSUs may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by you otherwise than by will or by the laws of descent and distribution, and any such purported prohibited assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company, any Affiliate or you. To the extent specifically approved in advance in writing by the Committee, the RSUs may be transferred to immediate family members or related family trusts, limited partnerships or similar entities on such terms and conditions as the Committee may establish or approve.

6.	Entire Agreement. This Agreement and the Employment Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and you with respect to the subject matter hereof.

7.	Withholding of Tax. To the extent the grant, vesting or payment of RSUs results in the receipt of compensation by you with respect to which the Company has a tax withholding obligation pursuant to applicable law, unless other arrangements have been made by you that are acceptable to the Company, the Company may withhold a number of Shares that would otherwise be delivered to you that have an aggregate Fair Market Value that does not exceed the amount of taxes to be withheld at the applicable minimum tax withholding rate, provided however, that the Committee may authorize withholding of shares based on your actual tax liability (in excess of the minimum tax withholding rate) if such withholding will not result in additional accounting expense to the Company. No delivery of Shares shall be made under this Agreement upon a given vesting event of RSUs until you have paid or made arrangements approved by the Company to satisfy in full the applicable tax withholding requirements of the Company in respect of such exercise and delivery.

8.

Adjustments; Dividend Equivalents. In the event of a stock dividend or stock split with respect to the Common Stock, the number of shares of Common Stock subject to the RSUs under this Agreement shall automatically be proportionately adjusted by the Company and evidenced by a written addendum to this Agreement prepared by the Company. To the extent that the Company pays any ordinary cash dividend in respect of the Common Stock, the Company shall accrue such dividends with respect to outstanding RSUs and you shall be entitled to receive cash payment with respect to the shares of Common Stock underlying the outstanding RSUs if, to the extent and at such time as they vest and are settled in shares. In the event that the Company determines that any distribution (whether in the form of cash (other than an ordinary cash dividend), shares of Common Stock, other securities, or other property), recapitalization, reorganization, merger, spin-off, combination, repurchase, or exchange of shares of Common Stock or other securities of the Company, or other similar corporate transaction or event affects the shares of Common Stock such that an adjustment is determined by the Company to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Agreement, then the Company shall, in such manner as it may deem equitable, adjust any the number and type of shares subject to the RSUs under this Agreement; provided that the number of RSUs shall always be a whole number.

9.	Share Certificates, Delivery of Shares and Payment of Consideration. All certificates for shares of Common Stock delivered under this Agreement shall be subject to such stop transfer orders and other restrictions as the Committee may deem lawfully necessary under the rules, regulations, and other requirements of the U.S. Securities and Exchange Commission, any stock exchange upon which such Shares or other securities are then listed, and any applicable federal, state, provincial or foreign laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. No shares of Common Stock shall be delivered pursuant to this Agreement until payment in full of any tax withholding required to be paid pursuant to this Agreement is received by the Company.

10.	Amendments and Governing Law. The Committee may waive any conditions or rights under, amend or supplement any terms of this Agreement, provided no such change shall materially adversely affect your rights under this Agreement without your consent. Any such action must be in writing. The validity, construction, and effect of this Agreement shall be determined in accordance with the laws of New York.

11.	Severability. If any provision of this Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any applicable jurisdiction, or would disqualify the RSUs under applicable law, such provision shall be construed or deemed amended to conform to the applicable law, or if it cannot be construed or deemed amended without materially diminishing the economic benefit to you of this Agreement, such provision shall be stricken as to such jurisdiction and the remainder of this Agreement shall remain in full force and effect, but with the Company restoring to you any such lost economic benefit in cash.

12.	No Trust or Fund Created. This Agreement shall not create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between you or any other Person and the Company or any Affiliate. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to this Agreement, such right shall be no greater than the right of any general unsecured creditor of the Company or any Affiliate.

13.	Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

(a)	“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

(b)	“Board” means the Board of Directors of the Company, as constituted from time to time.

(c)	“Committee” means the Compensation Committee of the Board (or any other committee of the Board designated, from time to time, by the Board to act as the Committee under this Agreement), the Board or a subcommittee of the Board, as applicable.

(d)	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(e)	“Fair Market Value” means, as of any applicable date, the last reported sales price for a Share on the New York Stock Exchange (or such other national securities exchange which constitutes the principal trading market for the Shares) for the applicable date as reported by such reporting service approved by the Committee; provided, however, that if Shares shall not have been quoted or traded on such applicable date, Fair Market Value shall be determined based on the next preceding date on which they were quoted or traded, or, if deemed appropriate by the Committee, in such other manner as it may determine to be appropriate. In the event the Shares are not publicly traded at the time a determination of its Fair Market Value is required to be made hereunder, the determination of Fair Market Value shall be made in good faith by the Committee.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date set forth below.

SEASPAN CORPORATION

Date: May , 2016	By:
Name:
Title:

Gerry Wang

Date: May , 2016
Signature

Exhibit B

SEASPAN CORPORATION

Form of

Performance Stock Units Award Grant Notice and Agreement

Grantee:	Gerry Wang

Grant Date:	May , 2016

1.	Notice of Grant and Number of Shares. Seaspan Corporation (the “Company”) hereby grants you, on the grant date set forth above, an award (the “Award”) of the right to receive shares (the “PSUs”) of the Company’s Class A common stock (the “Common Stock”) subject only to the terms and conditions of this Performance Stock Units Award Grant Notice and Agreement (this “Agreement”) and the Executive Employment Agreement dated as of May 16, 2016, between you and the Company (the “Employment Agreement”). In the event of any conflict between the Employment Agreement and this Agreement, the terms of this Agreement shall control. Any Shares delivered pursuant to the PSUs may consist, in whole or in part, of authorized and unissued shares of Common Stock or of treasury shares of Common Stock. The Committee shall have full power and authority to interpret and administer the PSUs and make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the PSUs. Notwithstanding any provision of this Agreement to the contrary, in making each and every determination, designation, calculation, interpretation or other decision or in granting any approval, consent, waiver or other relief under this Agreement, each party will act only and always on a commercially reasonable basis, without delay and in good faith. Capitalized terms not explicitly defined in this Agreement but defined in the Employment Agreement shall have the same definitions as in the Employment Agreement.

2.	Vesting of PSUs. Subject to the further provisions of this Agreement, the PSUs shall vest in five Tranches based upon the satisfaction of the applicable performance goal for such Tranche set forth below and subject to your continuous employment or services through the applicable time-vesting date set forth below, subject to the terms in the Employment Agreement.

Each Tranche of PSUs will immediately vest, cease to become forfeitable and become payable upon the satisfaction of both the applicable performance goal and the applicable time-vesting date set forth in this Section 2 (the “Vesting Schedule”). The performance goal applicable to a given Tranche will be satisfied if, during the period beginning on May 17, 2016 and ending on May 31, 2021, the Fair Market Value of the Common Stock has equaled or exceeded the applicable Threshold Price for such Tranche set forth below for twenty (20) consecutive trading days.

The Threshold Price for each Tranche shall be determined in reference to the PSU Grant Date Price (as defined in the Employment Agreement).

	Grant Date Fair Value	Number of PSUs	Time-Vesting Date	Threshold Price
Tranche 1	US$1.608 million		May 31, 2017	US$[1.05 x the PSU Grant Date Price]
Tranche 2	US$1.608 million		May 31, 2018	US$[1.1025 x the PSU Grant Date Price]
Tranche 3	US$1.608 million		May 31, 2019	US$[1.1576 x the PSU Grant Date Price]
Tranche 4	US$1.608 million		May 31, 2020	US$[1.2155 x the PSU Grant Date Price]
Tranche 5	US$1.608 million		May 31, 2021	US$[1.2763 x the PSU Grant Date Price]

Unless the Committee determines otherwise prior to your Termination Date (as defined in the Employment Agreement), upon your Termination Date any Tranche or other portion of the Award that has not vested as provided in this Agreement or the Employment Agreement will immediately terminate and all Unvested Units (as defined below) will immediately be forfeited without payment of any further consideration to you, except as otherwise provided in the Employment Agreement.

3.	Timing and Form of Payment of Vested PSUs. One share of Common Stock will be issuable for each PSU that vests and becomes payable. PSUs that have vested and are no longer subject to forfeiture according to the Vesting Schedule are “Vested Units.” PSUs that have not vested and remain subject to forfeiture are “Unvested Units.” As soon as practicable after Unvested Units become Vested Units, the Company will settle the Vested Units by issuing to you one share of Common Stock for each Vested Unit.

5.	Nontransferability of PSUs. Except as provided below, the PSUs may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by you otherwise than by will or by the laws of descent and distribution, and any such purported prohibited assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company, any Affiliate or you. To the extent specifically approved in advance in writing by the Committee, the PSUs may be transferred to immediate family members or related family trusts, limited partnerships or similar entities on such terms and conditions as the Committee may establish or approve.

6.	Entire Agreement. This Agreement and the Employment Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and you with respect to the subject matter hereof.

7.

Withholding of Tax. To the extent the grant, vesting or payment of PSUs results in the receipt of compensation by you with respect to which the Company has a tax withholding obligation pursuant to applicable law, unless other arrangements have been made by you that are acceptable to the Company, the Company may withhold a number of Shares that would otherwise be delivered to you that have an aggregate Fair Market Value that does not exceed the amount of taxes to be withheld at the applicable minimum tax withholding rate; provided, however, that the Committee may authorize withholding of Shares based on your actual tax liability (in excess of the minimum tax withholding rate) if such withholding will not result in additional accounting expense to the Company. No delivery of Shares shall be made under this Agreement upon a given vesting event of PSUs until you have paid or made arrangements approved by the Company to satisfy in full the applicable tax withholding requirements of the Company in respect of such exercise and delivery.

8.	Adjustments; Dividend Equivalents. In the event of a stock dividend or stock split with respect to the Common Stock, the number of PSUs, the PSU Reference Price and the Threshold Price applicable to each Tranche shall automatically be proportionately adjusted by the Company and evidenced by a written addendum to this Agreement prepared by the Company. To the extent that the Company pays any ordinary cash dividend in respect of the Common Stock at a date after the applicable performance goal for a given Tranche has already been satisfied, the Company shall accrue such dividends with respect to each such Tranche of outstanding PSUs and you shall be entitled to receive cash payment with respect to the shares of Common Stock underlying such PSUs if, to the extent, and at such time as they vest and are settled in shares. In the event that the Company determines that any distribution (whether in the form of cash (other than an ordinary cash dividend), shares of Common Stock, other securities, or other property), recapitalization, reorganization, merger, spin-off, combination, repurchase, or exchange of shares of Common Stock or other securities of the Company, or other similar corporate transaction or event affects the shares of Common Stock such that an adjustment is determined by the Company to be appropriate (taking into account any related automatic adjustment under the first sentence of this Section 8) in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Agreement, then the Company shall, in such manner as it may deem equitable, adjust the number of PSUs and the type of shares subject to the PSUs, the PSU Reference Price and the Threshold Price applicable to each Tranche; provided that the number of PSUs shall always be a whole number.

9.	Share Certificates, Delivery of Shares and Payment of Consideration. All certificates for shares of Common Stock delivered under this Agreement shall be subject to such stop transfer orders and other restrictions as the Committee may deem lawfully necessary under the rules, regulations, and other requirements of the U.S. Securities and Exchange Commission, any stock exchange upon which such Shares or other securities are then listed, and any applicable federal, state, provincial or foreign laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. No shares of Common Stock shall be delivered pursuant to this Agreement until payment in full of any tax withholding required to be paid pursuant to this Agreement is received by the Company.

10.	Amendments and Governing Law. The Committee may waive any conditions or rights under, amend or supplement any terms of this Agreement, provided no such change shall materially adversely affect your rights under this Agreement without your consent. Any such action must be in writing. The validity, construction, and effect of this Agreement shall be determined in accordance with the laws of New York.

11.	Severability. If any provision of this Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any applicable jurisdiction, or would disqualify the PSUs under applicable law, such provision shall be construed or deemed amended to conform to the applicable law, or if it cannot be construed or deemed amended without materially diminishing the economic benefit to you of this Agreement, such provision shall be stricken as to such jurisdiction and the remainder of this Agreement shall remain in full force and effect, but with the Company restoring to you any such lost economic benefit in cash.

12.	No Trust or Fund Created. This Agreement shall not create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between you or any other Person and the Company or any Affiliate. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to this Agreement, such right shall be no greater than the right of any general unsecured creditor of the Company or any Affiliate.

13.	Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

(a)	“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

(b)	“Board” means the Board of Directors of the Company, as constituted from time to time.

(c)	“Committee” means the Compensation Committee of the Board (or any other committee of the Board designated, from time to time, by the Board to act as the Committee under this Agreement), the Board or a subcommittee of the Board, as applicable.

(d)	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(e)	“Fair Market Value” means, as of any applicable date, the last reported sales price for a Share on the New York Stock Exchange (or such other national securities exchange which constitutes the principal trading market for the Shares) for the applicable date as reported by such reporting service approved by the Committee; provided, however, that if Shares shall not have been reported as traded on such applicable date, Fair Market Value shall be determined based on the next preceding date on which they were reported as traded, or, if deemed appropriate by the Committee, in such other manner as it may determine to be appropriate. In the event the Shares are not publicly traded at the time a determination of its Fair Market Value is required to be made hereunder, the determination of Fair Market Value shall be made in good faith by the Committee.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date set forth below.

SEASPAN CORPORATION

Date: May , 2016	By:
Name:
Title:

Gerry Wang

Date: May , 2016
Signature

Exhibit C

Form of Waiver and Release of Claims Agreement

WAIVER AND RELEASE OF CLAIMS AGREEMENT

This Waiver and Release of Claims Agreement (herein “Agreement”) dated this             day of             , 20            , is entered into by and between Seaspan Corporation (the “Company” or “We”) and Gerry Wang (herein “Executive” or “You/Your”). The Company and Executive are parties to the Executive Employment Agreement dated as of May 16, 2016 (as amended, the “Employment Agreement”). Unless otherwise defined in this Agreement, capitalized terms used herein have the meanings ascribed thereto in the Employment Agreement.

NOW, THEREFORE, in consideration of the mutual promises and undertakings herein, the parties agree as follows:

AGREEMENT

1. Separation of Employment

We and you agree that your employment with the Company pursuant to the Employment Agreement is terminated as of [DATE] pursuant to either Section 5.1(a)(ii) or Section 5.2(a)(i) of the Employment Agreement.

2. Continuing Obligations and Rights; Severance Payment

This Agreement shall not supersede any continuing obligations and rights Executive and the Company may have under the terms of the Employment Agreement. These continuing obligations and rights include, without limitation: (a) Executive’s right to receive Transaction Fees with respect to Transactions for which the Execution Date was prior to the Termination Date and, if applicable, any Post-Termination Transactions; (b) Executive’s continuing rights, if any, under the Restricted Stock Units Agreement and the Performance Stock Units Agreement; (c) rights and obligations relating to indemnification and insurance pursuant to Section 9 of the Employment Agreement; (d) any outstanding obligations under the Original Agreement referenced in Section 10.4 of the Employment Agreement; (e) any other applicable rights and obligations referred to in Section 10.13 of the Employment Agreement; and (f) subject to execution and delivery of this Agreement, the Severance Payment (collectively, the “Continuing Obligations”). You expressly acknowledge and agree that, except as provided above with respect to the Continuing Obligations, no further payments or monies are owing from us to you relating in any way to your employment/termination or otherwise under the terms of this Agreement or the Employment Agreement. You also acknowledge that absent execution of this Agreement you have no right to the Severance Payment, and the Company acknowledges that only the Severance Payment is conditioned upon execution of this Agreement and the terms of the Employment Agreement.

3. Release

(a) In exchange for the Severance Payment, you, on your own behalf, as well as on behalf of your marital community and your heirs, executors, administrators, Affiliates and assigns, hereby release in full and forever discharge, acquit and hold harmless the Company and Affiliates thereof, and all of its or their past or current Affiliates, related Persons, partners, subsidiaries, insurers, predecessors, successors, assigns, directors, officers, shareholders, investors, representatives, agents, attorneys and employees (herein collectively referred to as “Associated Persons”) from any and all claims, causes of action, demands, suits, liabilities, damages, expenses and obligations of every nature, character or kind (collectively “Claims”), whether known or unknown, suspected or unsuspected, matured or contingent, existing or hereafter discovered, which Executive has or may possess in his capacity as an employee or former employee of the Company in any manner or fashion arising from or relating to your employment with us or your separation from employment with us; provided, however, that the foregoing release shall not (i) waive or release any of Executive’s rights under this Agreement and the rights of Executive in his separate capacity as a director of the Company to the waivers, releases, indemnities, holding and saving harmless and other protections as contained in any indemnity agreement as between the Company as indemnitor and Executive as director, or contained in any similar or related provisions of the Articles and Bylaws of the Company or other applicable charter or constating documents of the Company, (ii) any Claims that Executive may have in his capacity as a shareholder of the Company, or (iii) apply to the Continuing Obligations.

(b) Through this release you are, on your own behalf, as well as on behalf of your marital community and your heirs, executors, administrators, Affiliates and assigns and except to the extent expressly set forth in Section 3(a), fully, finally, and for all times settling and releasing all disputes and differences within the scope of matters known or unknown, suspected or unsuspected, which now exist, may exist or have existed between you, in your capacity as an employee of the Company, and us or Associated Persons. In furtherance of this intention, this release shall be and remain in effect as a full and complete release notwithstanding the discovery or existence of any such additional or different Claim or fact. The provisions of any Applicable Law providing in substance that releases shall not extend to Claims, damages or injuries which are unknown or unsuspected to exist at the time of the Person executing the release are hereby expressly waived by you.

4. Strict Confidentiality

You agree to keep the terms and conditions of this Agreement strictly confidential. You further agree not to disclose such terms or conditions in any manner whatsoever, unless required by Applicable Law; provided that you may share the provisions with your spouse, attorneys and tax advisors. In such cases you shall take reasonable precaution to ensure that such information will be protected within the spirit of this Agreement and agree to be personally responsible for any disclosure as if you had made it.

5. Nonadmission of Liability

You expressly agree and acknowledge that this Agreement in no way constitutes an admission of liability on our part, including Associated Persons, and this Agreement does not constitute the admission of any fact from which liability to us, including Associated Persons, can be attributed now or at any time in the future.

6. Promise Not To Sue

You represent that you have not filed any complaints, charges, or lawsuits against us, including Associated Persons, and agree that you will not do so at any time hereafter with respect to Claims released herein, except as may be necessary to enforce your rights pursuant to this Agreement.

7. Representations

You acknowledge that no other Person, nor any agent or attorney of any Person, has made any promise, representation or warranty whatsoever, express or implied, not contained herein concerning the subject matter hereof, to induce you to execute this instrument, and you acknowledge that this Agreement has not been executed in reliance on any such promise, representation or warranty not contained herein.

8. Enforceability of Prior Agreements

You and the Company acknowledge and agree that provisions in the Employment Agreement, including those relating to noncompetition and confidential information and materials or otherwise relating to the Continuing Obligations, will continue in full force and effect in accordance with the terms of the Employment Agreement.

9. Entire Agreement

This Agreement, the Employment Agreement, the Restricted Stock Units Agreement and the Performance Stock Units Agreement express the full and complete agreement between us and you regarding the subject matters hereof. There is no understanding or agreement to make any payment or perform any act other than what is provided for in this Agreement and such other agreement. Any modification of this Agreement shall not be effective unless it is in writing signed by all parties to this Agreement.

10. Voluntary Agreement

We have encouraged you to consult with an attorney before signing this Agreement. You acknowledge that you have read this entire Agreement, have had the opportunity to consult with your attorney and secure advice with regard thereto, and endorsed your name hereon with the full and complete understanding of the terms of this Agreement and its present and future legal effect.

11. Breach of Agreement

In the event there is a breach of this Agreement or non-compliance with a term contained herein, the non-prevailing party shall be responsible for the payment of any and all reasonable attorneys’ fees, expenses and costs incurred by the other party in enforcing this Agreement, including reasonable attorneys’ fees and costs at all levels of proceedings.

12. Governing Law; Attornment

(a) This Agreement and its application and interpretation will be governed exclusively by the laws of Hong Kong.

(b) Executive and the Company each irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Tribunals and Courts of Hong Kong, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees that any claim in respect of any such action or proceeding shall be heard and determined in Hong Kong, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to venue of any such action or proceeding in Hong Kong, (iv) waives the defense of an inconvenient forum to the maintenance of such action or proceeding in Hong Kong and (v) agrees that it will not bring any action relating to this Agreement of the transactions contemplated hereby in any court other than the aforesaid courts. Executive and the Company each agrees that a final judgment in any such action or proceeding, as to which available appeals have been exhausted or no appeals have been filed within the time set by law, will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Executive and the Company each irrevocably consents to service of process in the manner provided for giving notices in Section 10.5 of the Employment Agreement. Nothing in this Agreement will affect the right of Executive or the Company to serve process in any other manner permitted by law.

(c) TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE PROVISION OF SERVICES CONTEMPLATED HEREBY.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first set forth above.

SEASPAN CORPORATION

By:
	Name: Title:	GERRY WANG

Exhibit D

Form of Registration Rights Agreement

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT, dated as of May             , 2016 (this “Agreement”), is entered into between Seaspan Corporation, a corporation organized under the laws of the Republic of the Marshall Islands (the “Company”) and Gerry Wang (the “Shareholder”). Capitalized terms which are not defined in this Agreement have the respective meanings ascribed to them in the Employment Agreement (as defined below).

RECITALS

A. The Company and the Shareholder are parties to the Employment Agreement dated as of May 16, 2016 (the “Employment Agreement”), pursuant to which the Shareholder agreed to, among other things, serve as the Company’s chief executive officer.

B. Compensation under the Employment Agreement includes, among other things, Performance Shares, shares of Common Stock relating to the Restricted Stock Units, shares of Common Stock relating to the Performance Stock Units and the Transaction Fee Shares (the “Shares”).

C. Pursuant to the Employment Agreement, the Company agreed to grant to the Shareholder certain registration rights as set forth below.

NOW, THEREFORE, in consideration of the premises and of the representation, warranties, covenants and agreements set forth herein, the parties agree as follows:

ARTICLE 1

GENERAL

1.1 Definitions.

As used in this Agreement, the following terms shall have the following respective meanings:

“Affiliate” has the meaning specified in Rule 12b-2 under the Exchange Act.

“Agreement” has the meaning set forth in the Preamble.

“Business Day” means a business day in the City of New York.

“Common Shares” means the Class A common shares of the Company, par value $0.01 per share.

“Company” has the meaning set forth in the Preamble.

“Demand Notice” has the meaning set forth in Section 2.1(d).

“Demand Registration” has the meaning set forth in Section 2.1(a).

“Demand Registration Statement” has the meaning set forth in Section 2.1(a).

“Demanding Holder” has the meaning set forth in Section 2.1(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“Holder” means the Shareholder and any other holder of Registrable Securities to whom the registration rights conferred by this Agreement have been assigned in compliance with Section 2.9 hereof.

“Holders’ Counsel” means one counsel for the selling Holders chosen by Holders holding a majority interest in the Registrable Securities being registered.

“Indemnitee” has the meaning set forth in Section 2.8(a).

“Material Adverse Change” means (a) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (b) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States and (c) any event, change, circumstance or effect that is or is reasonably likely to be materially adverse to the business, properties, assets, liabilities, condition (financial or otherwise), operations, results of operations or prospects of the Company and its subsidiaries taken as a whole.

“NYSE” means the New York Stock Exchange, Inc.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, business trust, joint stock company, trust or unincorporated organization or any government or any agency or political subdivision thereof.

“Piggyback Registration” has the meaning set forth in Section 2.2(a).

“Register,” “registered,” and “registration” shall refer to a registration effected by preparing and (a) filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of effectiveness of such registration statement or (b) filing a prospectus and/or prospectus supplement in respect of an appropriate effective registration statement on Form F-3 or S-3.

“Registrable Securities” means the Shares; provided that the Shares shall cease to be Registrable Securities when (a) they are sold pursuant to an effective registration statement under the Securities Act, (b) they are sold pursuant to Rule 144, (c) they shall have ceased to be outstanding (d) they have been sold in a private transaction in which the transferor’s rights under this Agreement are not assigned to the transferee of the Shares or (e) they have been otherwise transferred and new certificates for them not bearing a legend restricting transfer under the Securities Act shall have been delivered by the Company and such securities may be publicly resold without registration under the Securities Act. No Registrable Securities may be registered under more than one registration statement at any one time.

“Registration Expenses” means all expenses incurred by the Company in effecting any registration pursuant to this Agreement, including, without limitation, (a) all registration and filing fees and any other fees and expenses associated with filings required to be made with the SEC or the NYSE (or any other securities exchange or inter-dealer quotation system on which Common Shares are at such time admitted for trading or otherwise quoted), (b) all printing, duplicating, word processing, messenger, telephone, facsimile and delivery expenses (including expenses of printing certificates for the Registrable Securities in a form eligible for deposit with The Depository Trust Company and of printing prospectuses), (c) fees and disbursements of counsel for the Company, (d) Blue Sky fees and expenses, (e) all reasonable fees and disbursements of Holders’ Counsel, (f) all fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange or quotation of the Registrable Securities on any inter-dealer quotation system, (g) expenses of the Company’s independent accountants in connection with any regular or special reviews or audits incident to or required by any such registration, (h) any reasonable fees and disbursements of underwriters customarily paid by issuers or sellers of securities, (i) all fees and expenses of any special experts or other Persons retained by the Company in connection with any registration and (j) all of the Company’s internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties).

“Restricted Period” has the meaning set forth in Section 2.10.

“Scheduled Black-out Period” means the period beginning two (2) weeks preceding the last day of a fiscal quarter of the Company to and including the second Business Day after the day on which the Company publicly releases its earnings for such fiscal quarter.

“SC Trading Average” means, as of a given date, the volume-weighted, average Trading Price of the Company’s Common Shares for the twenty (20) Trading Days immediately preceding such date.

“SEC” or “Commission” means the Securities and Exchange Commission and any successor agency.

“Securities Act” means the Securities Act of 1933, as amended, or similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“Selling Expenses” means all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities.

“Employment Agreement” has the meaning ascribed to it in the Recitals.

“Shareholder” has the meaning set forth in the Preamble.

“Shares” has the meaning set forth in the Recitals.

“Shelf Registration Statement” has the meaning set forth in Section 2.1(f).

“Shelf Suspension” has the meaning set forth in Section 2.1(g).

“Trading Day” means (a) if the applicable security is listed or admitted for trading on the NYSE or another national securities exchange, a day on which the NYSE or such other national securities exchange is open for business or (b) if the applicable security is not so listed or admitted for trading, any day other than a Saturday or Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

ARTICLE 2

REGISTRATION

2.1 Demand Registration.

(a) Subject to the conditions of this Section 2.1, if at any time after the earlier of March 31, 2017 and the date the Company files its Annual Report on Form 20-F for the year ending December 31, 2016, the Company shall receive a written request from a Holder or group of Holders that the Company register under the Securities Act Shares with an aggregate value (based on the SC Trading Average) of at least $1.0 million as of the date of such request (a “Demanding Holder”) then the Company shall, subject to the limitations of this Section 2.1, effect, as promptly as reasonably practicable, the registration under the Securities Act of all Registrable Securities that the Holder requests to be registered. Any such requested registration shall hereinafter be referred to as a “Demand Registration” and any such registration statement filed with the SEC shall be referred to as a “Demand Registration Statement.”

(b) If a demanding Holder so elects, an offering of Registrable Securities pursuant to a Demand Registration shall be in the form of an underwritten offering. Such demanding Holder shall have the right to select the managing underwriter or underwriters to administer the offering; provided such managing underwriter or underwriters shall be reasonably acceptable to the Company.

(c) The Company shall not be required to effect a registration pursuant to this Section 2.1: (i) after the Company has effected five (5) registrations pursuant to this Section 2.1, and each of such registrations has been declared or ordered effective and kept effective by the Company as required by Section 2.4(a) of this Agreement, (ii) with respect to a registration of Registrable Securities during the period starting with the date thirty (30) days prior to the Company’s good faith estimate of the launch date of, and ending on a date ninety (90) days after the closing date of, a Company-initiated registered offering of equity securities or securities convertible into or exchangeable for equity securities; provided that the Company is actively employing in good faith all commercially reasonable efforts to launch such registered offering, (iii) during any Scheduled Black-out Period, (iv) if the Company has notified the Holder that in the good faith judgment of the Company, it would be materially detrimental to the Company or its securityholders for such registration to be effected at such time, or (v) if the filing or initial effectiveness of a Demand Registration Statement at any time would require the Company to make disclosure of any event that the Board of Directors of the Company determines would not be in the best interests of the Company and its shareholders due to a pending transaction, investigation or other event, including any public disclosure of material non-public information, where such disclosure would, at that time, materially adversely affect the Company and its shareholders; provided, further that in the case of clauses (ii), (iv) or (v), the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Holder; provided that such right to delay a request shall be exercised by the Company for not more than two (2) periods in any twelve (12) month period and not more than ninety (90) days in the aggregate in any twelve (12) month period.

(d) Promptly upon receipt of any request for a Demand Registration pursuant to Section 2.1(a) (but in no event more than five (5) Business Days thereafter), the Company shall deliver a written notice (a “Demand Notice”) of any such registration request to all other Holders of Registrable Securities, and the Company shall include in such Demand Registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein within ten (10) Business Days after the date that the Demand Notice has been delivered. All requests made pursuant to this Section 2.1(d) shall specify the aggregate amount of Registrable Securities to be registered and the intended method of distribution of such securities.

(e) If the managing underwriter or underwriters of a proposed underwritten offering of the Registrable Securities included in a Demand Registration advise the Board of Directors of the Company in writing that, in its or their opinion, the number of securities requested to be included in such Demand Registration exceeds the number that can be sold in such offering without being likely to have a significant adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, the securities to be included in such Demand Registration shall be:

(i) first, up to 100% of the Registrable Securities that the demanding Holder proposes (or Holders propose) to include in the Demand Registration;

(ii) second, and only if all the securities referred to in clause (i) have been included, the number of Registrable Securities that, in the opinion of such managing underwriter or underwriters can be sold without having such adverse effect, with such number to be allocated pro rata among the other Holders that have requested to participate in such Demand Registration based on the relative number of Registrable Securities then held by each such other Holder (provided that any securities thereby allocated to any such other Holder that exceed such other Holder’s request shall be reallocated among the remaining requesting Holders in like manner); and

(iii) third, and only if all the securities referred to in clauses (i) and (ii) have been included, the number of securities that the Company proposes to include in such registration that, in the opinion of the managing underwriter or underwriters can be sold without having such adverse effect.

(f) Any registration pursuant to this Section 2.1 may be required by the demanding Holders to be effected by means of a shelf registration statement filed with the SEC if the Company qualifies to file using either (i) Form F-3 or S-3 or (ii) any successor form or other appropriate form under the Securities Act (a “Shelf Registration Statement”) relating to any or all of the Registrable Securities in accordance with the methods and distribution set forth in the Shelf Registration Statement and Rule 415 under the Securities Act. The Company shall use its commercially reasonable efforts to cause any Shelf Registration Statement to remain effective, including by filing extensions of the Shelf Registration Statement, until the termination of the period contemplated in Section 2.6. The Company shall use its reasonable best efforts to keep such Shelf Registration Statement continuously effective under the Securities Act in order to permit the prospectus forming a part thereof to be usable by Holders until the earlier of (i) the date as of which all Registrable Securities have been sold pursuant to the Shelf Registration Statement or another registration statement filed under the Securities Act (but in no event prior to the applicable period referred to in Section 4(3) of the Securities Act and Rule 174 thereunder) and (ii) until the termination of the period contemplated in Section 2.6.

(g) If the continued use of such Shelf Registration Statement at any time would require the Company to make disclosure of any event that the Board of Directors of the Company determines would not be in the best interests of the Company and its shareholders due to a pending transaction, investigation or other event, including any public disclosure of material non-public information, where such disclosure would, at that time, materially adversely affect the Company and its shareholders, the Company may, upon giving at least ten (10) days’ prior written notice of such action to the Holders, suspend all Holders’ ability to use the Shelf Registration Statement (a “Shelf Suspension”); provided that the Company shall not be permitted to exercise a Shelf Suspension for more than two (2) periods in any twelve (12) month period and not more than ninety (90) days in the aggregate in any twelve (12) month period. In the case of a Shelf Suspension, the Holders agree to suspend use of the applicable prospectus in connection with any sale or purchase of, or offer to sell or purchase, Registrable Securities, upon receipt of the notice referred to above. The Company shall immediately notify the Holders upon the termination of any Shelf Suspension, amend or supplement the prospectus, if necessary, so it does not contain any material untrue statement or omission and furnish to the Holders such numbers of copies of the prospectus as so amended or supplemented as the Holders may reasonably request.

2.2 Piggyback Registration.

(a) If the Company at any time proposes to file a registration statement under the Securities Act with respect to any offering of its securities for its own account or for the account of any other Persons (other than (i) a Demand Registration under Section 2.1, (ii) a registration on Form F-4 or S-8 or any successor form to such referenced forms or (iii) a registration of securities solely relating to an offering and sale to employees or directors of the Company pursuant to any employee stock plan or other employee benefit plan arrangement), then, as soon as practicable (but in no event less than thirty (30) days prior to the proposed date of filing of such registration statement), the Company shall give written notice of such proposed filing to all Holders of Registrable Securities, and such notice shall offer each Holder the opportunity to Register under such registration statement such number of Registrable Securities as each such Holder may request in writing (a “Piggyback Registration”). Subject to Section 2.2(b), the Company shall include in such registration statement all such Registrable Securities that are requested to be included therein within fifteen (15) days after such notice is delivered; provided that if at any time after giving written notice of its intention to Register any securities and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to Register or to delay registration of such securities, the Company shall give written notice of such determination to each Holder and, thereupon:

(i) in the case of a determination not to Register, shall be relieved of its obligation to Register any Registrable Securities in connection with such registration (but not from its obligation to pay the Registration Expenses in connection therewith), without prejudice, however, to the rights of any Holders of Registrable Securities entitled to request that such registration be effected as a Demand Registration under Section 2.1; and

(ii) in the case of a determination to delay Registering, in the absence of a request for a Demand Registration, shall be permitted to delay Registering any Registrable Securities, for the same period as the delay in Registering such other securities.

If the offering pursuant to such registration statement is to be underwritten, then each Holder making a request for a Piggyback Registration pursuant to this Section 2.2(a) must, and the Company shall make such arrangements with the managing underwriter or underwriters so that each such Holder may, participate in such underwritten offering. If the offering pursuant to such registration statement is to be on any other basis, then each Holder making a request for a Piggyback Registration pursuant to this Section 2.2(a) must, and the Company shall make such arrangements so that each such Holder may, participate in such offering on such basis.

Each Holder of Registrable Securities shall be permitted to withdraw all or part of such Holder’s Registrable Securities from a Piggyback Registration at any time prior to the effectiveness of such registration statement.

(b) If the managing underwriter or underwriters of any proposed underwritten offering of Registrable Securities included in a Piggyback Registration informs the Company and the Holders in writing that, in its or their opinion, the number of securities which such Holders and any other Persons intend to include in such offering exceeds the number that can be sold in such offering without being likely to have a significant adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, then the securities to be included in such registration shall be:

(i) first, up to 100% of the securities that the Company or (subject to Section 2.12) any Person (other than a Holder) exercising a contractual right to demand registration, as the case may be, proposes to sell;

(ii) second, and only if all the securities referred to in clause (i) have been included, the number of Registrable Securities that, in the opinion of such managing underwriter or underwriters, can be sold without having such adverse effect, with such number to be allocated pro rata among the Holders that have requested to participate in such registration based on the relative number of Registrable Securities then held by each such Holder (provided that any securities thereby allocated to a Holder that exceed such Holder’s request shall be reallocated among the remaining requesting Holders in like manner); and

(iii) third, and only if all of the Registrable Securities referred to in clauses (i) and (ii) have been included in such registration, any other securities eligible for inclusion in such registration.

(c) No registration of Registrable Securities effected pursuant to a request under this Section 2.2 shall be deemed to have been effected pursuant to Section 2.1 or shall relieve the Company of its obligations under Section 2.1.

2.3 Expenses of Registration.

Except as specifically provided herein, all Registration Expenses incurred in connection with any registration, qualification or compliance hereunder shall be borne by the Company. All Selling Expenses incurred in connection with any registrations hereunder, shall be borne by the holders of the securities so registered pro rata on the basis of the aggregate offering or sale price of the securities so registered. The Company shall not, however, be required to pay for expenses of any registration proceeding begun pursuant to Section 2.1, the request of which has been subsequently withdrawn by the requesting Holder(s) unless (a) the withdrawal is based upon (i) the occurrence of a Material Adverse Change or (ii) material adverse information concerning the Company that the Company had not publicly revealed at least forty-eight (48) hours prior to the request or that the Company had not otherwise notified the requesting Holders of at the time of such request or (b) the Holders of a majority of Registrable Securities, as the case may be, agree to forfeit their right to one requested registration pursuant to Section 2.1, as applicable, in which event such right shall be forfeited by all Holders.

If the Demanding Holder and/or the Holders are required to pay Registration Expenses, such expenses shall be borne by the Demanding Holder or the Holders requesting such registration in proportion to the number of Shares for which registration was requested. If the Company is required to pay the Registration Expenses of a withdrawn offering pursuant to clause (a) above, then the Demanding Holders or the Holders, as the case may be, shall not forfeit their rights pursuant to Section 2.1.

2.4 Obligations of the Company.

Whenever required to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably practicable:

(a) Prepare and file with the SEC not later than sixty (60) days after the request a registration statement with respect to such Registrable Securities and use all commercially reasonable efforts to cause such registration statement to become effective, or prepare and file with the SEC a prospectus supplement with respect to such Registrable Securities pursuant to an effective registration statement and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective or such prospectus supplement current, for up to one hundred and twenty (120) days other than a registration statement required by the Holder to be effected by means of a Shelf Registration Statement pursuant to Section 2.1(f) or, if earlier, until the Holder or Holders have completed the distribution related thereto.

(b) Prepare and file with the SEC such amendments and supplements to the applicable registration statement and the prospectus or prospectus supplement used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in paragraph (a) above.

(c) Furnish to the Holders such number of copies of the applicable registration statement and each such amendment and supplement thereto (including in each case all exhibits) and of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

(d) Use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, to keep such registration or qualification in effect for so long as such registration statement remains in effect, and to take any other action which may be reasonably necessary to enable such seller to consummate the disposition in such jurisdictions of the securities owned by such Holder; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(e) Enter customary agreements (including if the method of distribution is by means of an underwriting, an underwriting agreement in customary form with the managing underwriter(s) of such offering) and take such other actions (including participating in and making documents available for the due diligence review of underwriters if the method of distribution is by means of an underwriting) as are reasonably required in order to facilitate the disposition of such Registrable Securities. Each Holder participating in such underwriting shall also enter into and perform its obligations under such underwriting agreement.

(f) Notify each Holder at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the applicable prospectus, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing.

(g) Use its commercially reasonable efforts to furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion, dated as of such date, of outside legal counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters and (ii) a letter dated as of such date, from the independent registered public accountants of the Company, in form and substance as is customarily given by independent registered public accountants to underwriters in an underwritten public offering addressed to the underwriters.

(h) Give written notice to the Holders:

(i) when any registration statement filed at the request of the Demanding Holder pursuant to Section 2.1 or any amendment thereto has been filed with the SEC and when such registration statement or any post-effective amendment thereto has become effective;

(ii) of any request by the SEC for amendments or supplements to any registration statement filed at the request of the Demanding Holder pursuant to Section 2.1 or the prospectus included therein or for additional information;

(iii) of the issuance by the SEC of any stop order suspending the effectiveness of any registration statement filed at the request of the Demanding Holder pursuant to Section 2.1 or the initiation of any proceedings for that purpose;

(iv) of the receipt by the Company or its legal counsel of any notification with respect to the suspension of the qualification of the Shares for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(v) of the occurrence of any event that requires the Company to make changes in any effective registration statement filed at the request of the Holder pursuant to Section 2.1 or the prospectus related to the registration statement in order to make the statements therein not misleading (which notice shall be accompanied by an instruction to suspend the use of the prospectus until the requisite changes have been made).

(i) Use its commercially reasonable efforts to prevent the issuance or obtain the withdrawal of any order suspending the effectiveness of any registration statement referred to in Section 2.4(h)(iii) at the earliest practicable time.

(j) Upon the occurrence of any event contemplated by Section 2.4(h)(v) above, promptly prepare a post-effective amendment to such registration statement or a supplement to the related prospectus or file any other required document so that, as thereafter delivered to the Holders, the prospectus will not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. If the Company notifies the Holders in accordance with Section 2.4(h)(v) above to suspend the use of the prospectus until the requisite changes to the prospectus have been made, then the Holders shall suspend use of such prospectus and use their commercially reasonable efforts to return to the Company all copies of such prospectus (at the Company’s expense) other than permanent file copies then in such Holder’s possession, and the period of effectiveness of such registration statement provided for above shall be extended by the number of days from and including the date of the giving of such notice to the date Holders shall have received such amended or supplemented prospectus pursuant to this Section 2.4(j).

(k) Use commercially reasonable efforts to procure the cooperation of the Company’s transfer agent in settling any offering or sale of Registrable Securities, including with respect to the transfer of physical stock certificates into book-entry form in accordance with any procedures reasonably requested by the Holders or the underwriters.

2.5 Suspension of Sales.

During any Scheduled Black-out Period or upon receipt of written notice from the Company that a registration statement, prospectus or prospectus supplement contains or may contain an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or that circumstances exist that make inadvisable use of such registration statement, prospectus or prospectus supplement, each Holder of Registrable Securities shall forthwith discontinue disposition of Registrable Securities until termination of such Scheduled Black-Out Period or until the Demanding Holder and/or Holder has received copies of a supplemented or amended prospectus or prospectus supplement, or until such Holder is advised in writing by the Company that the use of the prospectus and, if applicable, prospectus supplement may be resumed, and, if so directed by the Company, such Holder shall deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Holder’s possession, of the prospectus and, if applicable, prospectus supplement covering such Registrable Securities current at the time of receipt of such notice. The total number of days that any such suspension (other than a suspension due to a Scheduled Black-out Period) may be in effect in any twelve-month period shall not exceed the excess of ninety (90) days over the number of days in such twelve-month period that the Company has delayed effecting a registration in reliance on Section 2.1(c)(v) and the number of days in such twelve-month period that the Company has suspended a Shelf Registration Statement in reliance on Section 2.1(g).

2.6 Termination of Registration Rights.

The registration rights granted under this Article 2 shall terminate with respect to any Holder upon the occurrence of the last Payment Date pursuant to the Employment Agreement.

2.7 Delay of Registration; Furnishing Information.

(a) Neither the Demanding Holder nor any Holder shall use any free writing prospectus (as defined in Rule 405 under the Securities Act) in connection with the sale of Registrable Securities without the prior written consent of the Company.

(b) It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 2.1 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to effect the registration of their Registrable Securities.

2.8 Indemnification.

(a) The Company agrees to indemnify each Holder and, if a Holder is a person other than an individual, such Holder’s officers, directors, employees, agents, representatives and Affiliates, and each person or entity, if any, that controls a Holder within the meaning of the Securities Act (each, an “Indemnitee”), against any and all losses, claims, damages, actions, liabilities, costs and expenses (including without limitation reasonable fees, expenses and disbursements of attorneys and other professionals), joint or several, arising out of or based upon any untrue or alleged untrue statement of material fact contained in any registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto or contained in any free writing prospectus (as such term is defined in Rule 405 under the Securities Act) prepared by the Company or authorized by it in writing for use by such Holder (or any amendment or supplement thereto); or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that the Company shall not be liable to such Indemnitee in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon (i) an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, including any such preliminary prospectus or final prospectus contained therein or any such amendments or supplements thereto or contained in any free writing prospectus (as such term is defined in Rule 405 under the Securities Act) prepared by the Company or authorized by it in writing for use by such Holder (or any amendment or supplement thereto), in reliance upon and in conformity with information regarding such Indemnitee or its plan of distribution or ownership interests which was furnished in writing to the Company for use in connection with such registration statement, including any such preliminary prospectus or final prospectus contained therein or any such amendments or supplements thereto, (ii) offers or sales effected by or on behalf such Indemnitee “by means of” (as defined in Securities Act Rule 159A) a “free writing prospectus” (as defined in Securities Act Rule 405) that was not authorized in writing by the Company or (iii) the failure of any Indemnitee to deliver or make available to a purchaser of Registrable Securities, a copy of any registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto (if the same was required by applicable law to be delivered or made available), provided that the Company shall have delivered to such Holder such registration statement, including such preliminary prospectus or final prospectus contained therein and any amendments or supplements thereto.

(b) If the indemnification provided for in Section 2.8(a) is unavailable to an Indemnitee with respect to any losses, claims, damages, actions, liabilities, costs or expenses referred to therein or is insufficient to hold the Indemnitee harmless as contemplated therein, then the Company, in lieu of indemnifying such Indemnitee, shall contribute to the amount paid or payable by such Indemnitee as a result of such losses, claims, damages, actions, liabilities, costs or expenses in such proportion as is appropriate to reflect the relative fault of the Indemnitee, on the one hand, and the Company, on the other hand, in connection with the statements or omissions which resulted in such losses, claims, damages, actions, liabilities, costs or expenses as well as any other relevant equitable considerations. The relative fault of the Company, on the one hand, and of the Indemnitee, on the other hand, shall be determined by reference to, among other factors, whether the untrue or alleged untrue statement of a material fact or omission to state a material fact relates to information supplied by the Company or by the Indemnitee and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; the Company and each Holder agree that it would not be just and equitable if contribution pursuant to this Section 2.8(b) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in Section 2.8(a). No Indemnitee guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from the Company if the Company was not guilty of such fraudulent misrepresentation.

2.9 Assignment of Registration Rights.

The rights of the Shareholder or a Holder to registration of Registrable Securities pursuant to Article 2 of this Agreement may be assigned by the Shareholder or a Holder to a transferee or assignee of Registrable Securities to which (a) there is transferred to such transferee no less than 500,000 Shares, (b) such transferee is an Affiliate, subsidiary or parent company, family member or family trust or similar entity for the benefit of a party hereto, (c) such transferee is an entity in which the Shareholder owns 25% or more of the equity interests, or (d) such transferee or transferees are partners of a Holder, who agree to act through a single representative; provided, however, that (i) the transferor shall, within ten (10) days after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned and (ii) such transferee acquired such Registrable Securities in a transaction that complied with the Employment Agreement and shall agree to be subject to all applicable restrictions set forth in the Employment Agreement and this Agreement.

2.10 “Market Stand-Off” Agreement; Agreement to Furnish Information.

The Shareholder and each Holder hereby agree that the Shareholder and/or Holder shall not sell, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale with respect to, any Common Shares (or other securities of the Company) held by the Shareholder or Holder (other than those included in the registration) for a period (the “Restricted Period”) specified by the representatives of the underwriters of Common Shares (or other securities of the Company) not to exceed ten (10) days prior and ninety (90) days following any registered sale by the Company in which the Company gave the Shareholder an opportunity to participate; provided that all executive officers and directors of the Company enter into similar agreements and only if such Persons remain subject thereto (and are not released from such agreement) for such period. The Demanding Shareholder and each Holder agree to execute and deliver such other agreements as may be reasonably requested by the Company or the representatives of the underwriters which are consistent with the foregoing or which are necessary to give further effect thereto. Notwithstanding the foregoing, if (a) during the last seventeen (17) days of the Restricted Period, the Company issues an earnings release or material news or a material event relating to the Company occurs, or (b) prior to the expiration of the Restricted Period, the Company announces that it will release earnings results during the sixteen-day period beginning on the last day of the Restricted Period, the restrictions imposed by this Section 2.10 shall continue to apply until the expiration of the eighteen-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

In addition, if requested by the Company or the representative of the underwriters of Common Shares (or other securities of the Company), the Demanding Holder and each Holder shall provide, within ten (10) days of such request, such information as may be required by the Company or such representative in connection with the completion of any public offering of the Company’s securities pursuant to a registration statement filed under the Securities Act in which the Demanding Holder or such Holder participates.

2.11 Rule 144 and Exchange Act Reporting.

With a view to making available to the Shareholders and Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities that are Common Shares to the public without registration, the Company agrees to use its commercially reasonable efforts to:

(a) make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of this Agreement;

(b) file with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act; and

(c) so long as any of the Shareholder or a Holder owns any Registrable Securities, furnish to the Shareholder or such Holder forthwith upon request: a written statement by the Company as to its compliance with the reporting requirements of Rule 144 under the Securities Act, and of the Exchange Act; a copy of the most recent annual or quarterly report of the Company; and such other reports and documents as the Shareholder or Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such Common Shares without registration.

2.12 No Inconsistent Agreements: Additional Rights.

The Company shall not hereafter enter into, and is not currently a party to, any agreement with respect to its securities that is inconsistent with the rights granted to the Holders by this Agreement.

ARTICLE 3

MISCELLANEOUS

3.1 Successors and Assigns.

Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities to the extent set forth herein). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. The term “Shareholder,” as used herein, shall include the entity referenced as the Shareholder in the Preamble to this Agreement and, if such entity shall have transferred the Shares to an Affiliate, such Affiliate.

3.2 Applicable Law and Submission to Jurisdiction.

(a) This Agreement will be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and to be performed within the State of New York.

(b) The Shareholder and the Holders irrevocably submit to the nonexclusive jurisdiction of any New York State or United States Federal court sitting in the County of New York, New York over any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated thereby. The Shareholder and the Holders irrevocably waive, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3.2(B).

3.3 Counterparts and Facsimile.

For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Executed signature pages to this Agreement may be delivered by facsimile and such facsimiles will be deemed as sufficient as if actual signature pages had been delivered.

3.4 Titles and Subtitles.

The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

3.5 Notices.

Except as otherwise provided in this Agreement, all notices, requests, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier service, or when received by facsimile transmission if promptly confirmed, as follows:

(A) If to the Shareholder:

Gerry Wang

c/o 1401 Jardine House

One Connaught Place, Central, Hong Kong

with a copy (which shall not constitute notice) to:

Shearman & Sterling LLP

599 Lexington Avenue

New York, NY 10022 USA

Attention: John J. Cannon

Facsimile: 646-848-8150

(B) If to the Company:

Seaspan Corporation

Unit 2, 2nd Floor, Bupa Center

141 Connaught Road West

Hong Kong

Attention: Corporate Secretary

Facsimile: 604-638-2595

with a copy (which shall not constitute notice) to:

Perkins Coie LLP

1120 NW Couch Street, Tenth Floor

Portland, Oregon 97209 USA

Attention: David Matheson

Facsimile: 503-346-2008

or to such other address, facsimile number or telephone as either party may, from time to time, designate in a written notice given in a like manner.

3.6 Amendments and Waivers.

Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Holders of a majority of the Registrable Securities then outstanding. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each Holder of any Registrable Securities then outstanding, each future Holder of all such Registrable Securities and the Company.

3.7 Severability.

If any provision of this Agreement or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties

3.8 Aggregation of Securities.

All Registrable Securities held or acquired by any wholly-owned subsidiary or parent of, or any corporation or entity that is controlling, controlled by, or under common control with, Holder shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

3.9 Entire Agreement, Etc.

This Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, between the parties, with respect to the subject matter hereof.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first herein above written.

COMPANY:

SEASPAN CORPORATION

By:
Title:

SHAREHOLDER:

Gerry Wang